As filed with the Securities and Exchange Commission on April 26, 1999



                           Registration No. 333-51283

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE EFFECTIVE AMENDMENT NO. 4
                                   FORM SB-2/A


                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                 BOATRACS, INC.
             (Exact name of registrant as specified in its charter)

  California                     5060                       33-0644381
 (State of Incorporation)     (Primary Standard Industrial (I.R.S. Employer
                                Classification Code Number)Identification No.)

                      10675 Sorrento Valley Road, Suite 200
                           San Diego, California 92121
                                 (619) 657-0100
 (Address and telephone number of registrant's principal executive offices
                Michael Silverman, Chairman of the Board
                                 BOATRACS, Inc.
                      10675 Sorrento Valley Road, Suite 200
                           San Diego, California 92121
                                 (619) 657-0100

           (Name, address and telephone number of agent for service) It is requested that copies of communications be sent to:

                              Norman L. Smith, Esq.
                         Solomon Ward Seidenwurm & Smith
                            401 B Street, Suite 1200
                           San Diego, California 92101
                                   (619) 231-0303

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, which time is to be determined by the Selling Securityholders. All of the Securities offered hereby are offered for the account of the Selling Securityholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of                                  Proposed   Proposed
each class                                maximum    maximum      Amount of
of securities           Amount to         offering   aggregate    registration
to be registered        be registered (1) price per  offering     fee
                                          unit (2)   price (2)


Common Stock, no        10,154,865        $3.75       $3.75       $9,602.80(3)
par value                 shares

(1) The number of shares of Common Stock set forth includes 1,977,000 shares available for purchase by certain Selling Shareholders pursuant to warrants and options issued by the Registrant.


(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.


(3) Calculation is based upon 9,900,070 shares @ $3.75 per share plus an additional 254,795 shares @ $2.75 per share.


The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                EXPLANATORY NOTE


Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement includes 1,310,265 shares of the Company's Common Stock previously registered on Form S-1, Commission File No 33-91284, and Form SB-2, Commission File No. 333-26253.

PROSPECTUS
                                10,154,865 Shares


                                 BOATRACS, INC.

                                  Common Stock



This Prospectus relates to 10,154,865 shares (the "Shares") of common stock, no par value (the "Common Stock"), of BOATRACS, Inc., a California corporation formerly known as First National Corporation (the "Company"). The Shares are held by or issuable to certain shareholders of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders." The Shares represent approximately 49% of the outstanding Common Stock of the Company (including 1,977,000 Shares issuable upon exercise of the options and warrants set forth in the table of Selling Shareholders).


The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) in the over-the-counter market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."


The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "BTRK." The closing price per share of Common Stock as of April 20, 1999 was $2.25.

For a discussion of certain factors relating to an investment in the Common Stock, see "Risk Factors" beginning on page 8.
         ----------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The  date  of  this  Prospectus  is April , 1999.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.

The Company has filed with the Commission Registration Statements on Forms S-1 and Form SB-2 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. The Commission file numbers for the Registration Statements are 33-91284, 333-26253 and 333-51283. This Prospectus does not contain all of the information set forth in the Registration Statements or the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statements are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statements. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected in the manner described above. The Company will provide to any person receiving this Prospectus a copy of the Registration Statements and the exhibits thereto without charge upon a request directed to Boatracs, Inc., 10675 Sorrento Valley Road, Suite 200, San Diego, California, 92121, (619) 657-0100.




------------------------------------

OmniTRACS is a registered trademark of QUALCOMM Incorporated. BOATRACS is a trademark of BOATRACS, Inc.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing later in this Prospectus. Each prospective investor is urged to carefully read this Prospectus in its entirety, including but not limited to the Risk Factors.

Certain statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements relating to future events or future financial performance of the Company. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.


The Company
The Company has two main business units:

         1.       BOATRACS, Inc. ("BOATRACS") and
         2. Enerdyne Technologies, Inc. ("ENERDYNE"), a wholly owned subsidiary.
BOATRACS


BOATRACS' objectives include providing reliable and cost effective data communications systems for commercial marine applications. To achieve this objective, BOATRACS currently offers several satellite-based communications and tracking systems (the "Boatracs System") and integrated software solutions. In addition, BOATRACS or its wholly owned subsidiaries, BOATRACS (Europe) B.V. and Oceantracs, Ltd., offer similar services in Europe and Canada, respectively.

ENERDYNE

On July 7, 1998, the Company acquired ENERDYNE, which was a privately held company located in Santee, California. ENERDYNE develops, builds and sells digital video compression equipment for the aerospace, military, intelligent transportation, government and commercial markets.

ENERDYNE was formed in 1983 and initially focused on the development of proprietary solutions and protocol with the precision necessary to provide motion joint photographers expert group ("MJPEG") based real-time video compression technology for the United States military. ENERDYNE continues to develop innovative solutions delivering real-time compressed video for use in unique applications such as the downlink of multiple video signals from Space Shuttle Columbia flights, video transmission solutions for remotely controlled cranes, tanks and personnel carriers and unmanned airborne vehicles ("UAV"). ENERDYNE products have broad applications for other video surveillance markets. ENERDYNE has had success providing solutions for applications in intelligent transportation systems ("ITS") and has developed a reputation for its traffic surveillance products.

                                  The Offering


ommon Stock offered by the Selling Shareholders.......10,154,865 shares (1)
Common Stock outstanding...............................18,852,508 shares

(1)......Includes  1,977,000 shares available for purchase by certain Selling
Shareholders  pursuant to warrants and options issued by the Company.


OTC Bulletin Board symbol............................................BTRK

                                  Risk Factors

The Shares offered by this Prospectus are highly speculative and involve a high degree of risk and should be purchased only by investors who can afford the loss of their entire investment. See "Risk Factors" beginning on page 8.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)

The following tables show summary consolidated financial information and other equity information of the Company. The summary financial information is derived from the financial statements of the Company, and should be read in conjunction with and is qualified in its entirety by the more detailed financial information and related notes thereto, and other financial information included herein.


                             Year Ended December 31


                                               1998         1997        1996
                                              ----         ----        ----
Consolidated Statement of Operations Data:

Communication systems revenues               $4,033       $2,413      $1,385

Data transmission and messaging revenues      3,881        2,791       2,073

Video Compression                             2,259

Income (loss) from operations                   333        (292)       (963)

Net  income (loss)                              389        (255)       (905)

Basic earnings (loss) per common share        $0.02      $(0.02)     $(0.07)

Dilutive earnings per common share            $0.02           NA          NA

Weighted average common shares outstanding   17,333       13,535      12,597

Weighted   average   of  common   shares
outstanding assuming dilution                18,358           NA          NA

                                                            December 31,



Consolidated Balance Sheet Data:                        1998          1997
                                                        ----          ----


Working capital...................................... $(205)         $ 22

Total assets......................................... 33,070        3,036

Long-term liabilities...............................  14,734          ---

Shareholders' equity................................. 14,472        1,387


                                  RISK FACTORS

An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

The Company wishes to caution investors that the following risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results in the future to differ materially from those expressed in any forward-looking statements made by, or on behalf, of the Company.


History of Operating Losses. The Company realized net income of $389,091 for the year ended December 31, 1998 and net losses of $254,887 and $905,438 the years ended December 31, 1997 and 1996 respectively. At December 31, 1998, the Company had an accumulated deficit of $3,055,098. There can be no assurance that the Company will sustain profitability in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need to Develop Markets. The scope of the market for the Company's primary products and services is the commercial maritime industry. The Company estimates that its share of the maritime communications market to be very small. The Company believes that in order to achieve and sustain profitability, it will need to expand the distribution of its products and services into additional markets such as the market for video compression products serviced by its recently acquired subsidiary, Enerdyne Technologies, Inc. ("Enerdyne"). The Company is implementing a number of strategies to expand into selected markets; however, there is no assurance that any of these efforts will be successful. See "Business -- Market Expansion."


Potential Fluctuation in Operating Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including varying levels of sales and the timing of increased expenses to support the Company's growth. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including possible acquisitions and strategic relationships and the level of competition. There can be no assurance that the Company will be able to achieve and sustain a level of profitability on a quarter-to-quarter basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Expansion."



Dependence on Key Management. The Company's success will continue to depend to a significant extent upon its Chairman Michael Silverman, its President Jon
Gilbert, its Vice Presidents Daniel Negroni and Charles Drobny, its Chief Financial Officer John O'Bryant, its Managing Director of Boatracs (Europe) B.V., Peter Carides, its Chief Technology Officer of ENERDYNE Scott Boden who is also a Director of the Company, and its President of ENERDYNE, Irene Shinsato. Irene Shinsato, Scott Boden and Charles Drobny have all entered into non-competition agreements with the Company. Daniel Negroni and Jon Gilbert are also subject to agreements precluding the use of Company information. The
Company does not maintain key man life insurance on any officer or on its Chairman. The loss of the services of any of these individuals could have a material adverse effect upon the Company's business. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees in the future. See "Management."


Dependence on QUALCOMM. The foundation of the Company's maritime communications business is the License and Distribution Agreement between QUALCOMM and the Company pursuant to which the Company has exclusive distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM. QUALCOMM is the sole supplier of the core communications equipment sold by the Company and provides certain services that are essential to the Company's business. Should QUALCOMM decide to discontinue its satellite communications business or the manufacture of such equipment, the Company would be unable to continue its core communications business. While the Company has an agreement with QUALCOMM for the products and services provided by it, QUALCOMM has the right to terminate this Agreement under certain circumstances. In addition, any manufacturing delay or difficulty in procuring components experienced by QUALCOMM resulting in a shortage of available OmniTRACS units could have a material adverse impact on the Company's business and financial results. Under the License and Distribution Agreement, QUALCOMM retains all ownership rights to the OmniTRACS software and all updates, upgrades, improvements or modifications thereto, whether made by QUALCOMM or the Company. See "Business -- Agreements with QUALCOMM."

Dependence on Third Party Satellite Providers. The Company is dependent upon QUALCOMM's OmniTRACS system which currently operates on leased Ku-band satellite transponders in the areas where the Company is active. The Company has been informed that in the United States QUALCOMM's satellite transponder lease and the position reporting satellite transponder lease run through the year 2001. QUALCOMM has represented to the Company that it believes any additional required transponder capacity will be available on acceptable terms. However, there can be no assurance that the satellite transponders leased by QUALCOMM will continue to function or that future transponder capacity will be available on acceptable terms when needed. Any failure by QUALCOMM to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.

The Company does not have direct contracts with satellite providers. In Europe, the Company relies on its service supplier, ALCATEL QUALCOMM, which in turn has a relationship with EUTELSAT, the satellite provider. In Canada, the Company relies on its service provider, CANCOM Mobile, which has relationships with Canadian satellite providers. In the United States, the Company relies on its service provider, QUALCOMM, who in turn has a relationship with satellite providers in the United States. The Company is not privy to the details of their service providers' contracts with satellite providers. There can be no assurance that the transponders used in Europe, Canada and the United States will continue to function or that future transponder capacity will be available on acceptable terms as needed. Any failure by the providers to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.


Dependence on Telephone Systems. The messaging service provided by the Company involves data transfers via standard telephone lines. The Company's operations rely upon the availability of stable telephone connections between the Company and QUALCOMM's Network Management Facility and between the Company, its customers, the Internet and QUALCOMM's Network Management Facility. See "Business -- The BOATRACS System." Any system failure or natural disaster that resulted in an interruption of stable telephone service would have a material adverse effect on the Company's business and financial results.

Dependence on Proprietary Technology. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to its OmniTRACS system, which is distributed by the Company for marine applications. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products. There can be no assurance that the pending patent applications will be granted, that QUALCOMM's patents or copyrights will provide adequate protection, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the OmniTRACS System. From time to time, certain companies may assert exclusive patent, copyright and other intellectual property rights to technologies which are important to the industry or to the products distributed by the Company. If QUALCOMM is unable to license protected technology used in its products, or if the OmniTRACS product were found to infringe on protected technology, QUALCOMM could be prohibited from marketing such products. In such circumstances, the Company would be unable to continue its operations. The Company's subsidiary, ENERDYNE, holds a patent in the United States for its Adaptive Digital Video System. Should Enerdyne's competitors develop or patent technologies that are substantially equivalent or superior to Enerdyne's patent, Enerdyne's position in the market could be compromised.


Dependence on the Internet. The Company relies upon the Internet for a significant amount of its general business correspondence, for certain messaging services provided to customers, and for delivery of fishing vessel data to the United States Government. Any failure, natural disaster, or significant delay of the Internet that resulted in an interruption of the stable Internet service would have a material adverse effect on the Company's business and financial results.


Risks Associated with Acquisition of Enerdyne. The Company concluded the acquisition of Enerdyne on July 7, 1998. See "Business -Acquisition of
Enerdyne." The acquisition resulted in substantial dilution to existing shareholders.

The integration of the Company's and Enerdyne's operations will require substantial capital funding and the dedication of management resources that may temporarily detract attention from the day-to-day operations of the combined company. The combination of the two companies will also require coordination of their research and development and sales and marketing efforts. The difficulties of combining the two companies may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. The process of combining the two organizations may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on the revenue, operating results and cash flow of the combined company, at least in the near term. There can be no assurance that the combined entity will be able to retain its key technical and management personnel or that the combined entity will realize any of the anticipated benefits of the merger. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on the combined company's results of operations and financial condition.

The Company acquired Enerdyne with the expectation that the combination of the companies will result in beneficial synergies. There can be no assurance that these synergies will be achieved. Additionally, there can be no assurance that the results of operations, financial condition and cash flow of the Company and Enerdyne as a combined company after the merger will be as strong as the results of such companies had they continued to operate independently.


Enerdyne has relied heavily on the transportation and governmental markets for its revenues. Military and other governmental spending cuts could impact profits. Enerdyne relies on continuing technological innovation, including innovations which are internally generated and technology developed by third parties. Competing technologies could impact revenues and profit margins as well as provide incentive for more competition. Devoting resources to internally generated technological innovation would require devotion of engineering, sales and marketing resources which might result in a shift in focus from existing product lines and markets. Technological innovation may also lead to obsolescence of components used in Enerdyne's products or create compatibility problems with existing units.

Risks Associated with Other Acquisitions. In connection with the Company's plan to expand into new markets, the Company may acquire existing companies and convert or integrate such companies' existing operations and products with the Company's operations and products. If the Company does enter into any such acquisition transactions, the shareholders of the Company may not have the ability to review the financial statements of the acquisition candidate or to vote on the acquisition. Any such acquisition could substantially dilute the ownership interest of the existing shareholders. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that  any  operations  that  are  acquired  can be  effectively  and  profitably integrated into the Company's existing operations. Additionally, although acquisitions will be designed to increase the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition as a result of factors similar to those described in the risk factor entitled "Risks Associated with Acquisition of Enerdyne." and "Business -Market Expansion."

Need for Foreign Regulatory Approvals. In countries in which the Company contracts with QUALCOMM's local OmniTRACS service provider, the Company believes that such service provider or the Company will be responsible for securing the necessary regulatory approvals, licenses and permits and/or renewals thereof for maritime operations from the local governments and authorities. The Company and such local service providers may be less prominent in such international markets than local competitors and may have less opportunity to influence regulatory and standards policies. In countries in which the Company contracts with distributors of other communications systems, the Company may apply to the local governments for applicable approvals. No assurance can be given that the Company will be able to obtain the required approvals, licenses and permits and/or renewals thereof. Changes in the regulation of QUALCOMM's OmniTRACS system, or the inability to obtain foreign regulatory approvals, licenses and permits and/or renewals thereof, could have a material adverse effect on the Company's operating results and its ability to expand its business in the future.


Control by Management Shareholders. Officers and directors of the Company and its subsidiaries beneficially own in the aggregate (excluding options and warrants exercisable within 60 days) approximately 64% of the issued and outstanding Common Stock of the Company. As a result, such management shareholders have the power to exercise majority control of the Company, with the ability to approve fundamental corporate transactions and to control the election of the Board of Directors. See "Management" and "Principal Shareholders."

Competition. The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. Several competing entities provide satellite-based mobile voice and data systems in marine markets. The Company's primary competitors to the Company's core communications business include American Mobile Satellite Corporation and Globe Wireless, Inc. The Company's competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, these competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit ("LEO") satellite communications systems, may impact margins and intensify competition in new markets.


The Company also faces competition abroad from numerous suppliers of equipment and services. One of the Company's competitors, INMARSAT Service Providers, provide maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by February, 1999. The Company's OmniTRACS system cannot become GMDSS approved because the system's coverage is not global. The Company is at a disadvantage without such approvals when attempting to sell to certain shipping, fishing, workboat and towing companies.

The Company also competes with other mobile communications systems both domestically and abroad, including radio and cellular telephone. All of these competitors are aggressively pricing their products and services and the Company expects continuing pricing pressures.

The Company recently became an Inmarsat Service Provider and Agent. Even as an Inmarsat Service Provider and Agent of Inmarsat services, the Company will continue to compete against other Inmarsat providers. See "Risks of Offering New Services."

Enerdyne competes with a limited number of companies in its current market, each of which provides one or more products offered by Enerdyne and some of which have access to greater financial resources. Enerdyne faces increased domestic competition, and as technological innovation becomes more available, it is possible that foreign competition could increase. There is no assurance that Enerdyne will continue to be competitive in its existing and prospective markets. See "Business -- Competition."


Dependence on Significant Customers. A material source of the Company's communications business is the commercial marine industry. Two customers, Tidewater Inc. and Ingram Barge Company represented 24% and 10%, respectively, of the Company's total sales in 1998. Since the Company acquired ENERDYNE in July 1998, ENERDYNE has relied on two customers: L-3 Communications Systems and The Naval Warfare Center which represented 19% and 16%, respectively, of
ENERDYNE's revenues. The loss of any one of these customers would have a material adverse effect on the Company's financial position and results of operations. Moreover, purchases of communication and video compression systems by those customers may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in 1999 or in the future.

BOATRACS has many customers in the oil industry in the United States. Currently, the oil industry is depressed. There is no assurance that BOATRACS customers in this industry will be able to withstand the recession in the industry. Customers may be forced to terminate messaging and software services with BOATRACS and the BOATRACS Gulfport division which could have a material adverse effect on BOATRACS' business and financial results.

Sales Cycle. The sales cycle of BOATRACS and ENERDYNE is not even throughout the year. The sales process takes a considerable amount of time for both companies to close a sale. ENERDYNE's customers are often governmental departments and the sales cycle is often slow to complete. In addition, the sales staff may spend considerable time on sales leads which do not come to fruition.


No Assurance of Public Market; Potential Volatility of Stock Price. Subsequent to the reorganization of the Company in January, 1995, there has been only a limited public trading market for the Common Stock. Price and volume quotations are currently reported on the OTC Bulletin Board, but there can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors, many of which are not within the control of the Company. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

Risks Associated with "Penny Stocks." The Company's Common Stock currently meets the definition of a "penny stock" under Commission regulations. Accordingly, any broker engaging in a transaction in the Common Stock is required to provide any potential purchaser of the Common Stock with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and salesperson in connection with such a transaction and monthly account statements showing the market value of the Common Stock held in such customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation, and further, the broker must make a special written suitability determination for other than established customers and receive the purchaser's agreement to a transaction prior to consummating the transaction. Brokers are generally less willing to engage in transactions in "penny stocks" because of these rules. This can make it more difficult for holders of the Common Stock to dispose of their shares.

Effects of Possible Issuance of Preferred Stock. The Company's Amended and Restated Articles of Incorporation authorize the issuance of preferred stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue any shares of preferred stock. Any issuance of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

Risks of International Business. The Company, through its wholly-owned subsidiaries, Boatracs (Europe) B.V., Oceantrac, Inc., and Enerdyne is currently expanding its operations abroad. The Company has limited experience in managing foreign operations. International expansion efforts are likely to strain the Company's management, financial and other resources. Any failure of the Company to expand in an efficient manner or to manage its dispersed organization could have a material adverse impact on the Company's business and financial results. Other risks that will be faced by the Company in its international business include costly regulatory requirements; unexpected changes in regulatory requirements; application of foreign law; fluctuations in currency exchange rates (which could materially and adversely affect the Company's results of operation and, in addition, may have an adverse effect on demand for the Company's products abroad); tariffs or other barriers; difficulties in staffing and managing foreign operations; political and economic instability; difficulties in accounts receivable collection; extended payment terms; and potentially negative tax consequences. Additionally, Enerdyne's products and technology as well as products and technologies developed by Enerdyne could be subject to restrictions on sales to certain foreign countries by the United States Government. These factors could have an adverse impact on the Company's business and financial results in the future or require the Company to modify its current business practices.

Risks of Offering New Services. The Company recently became an INMARSAT Provider and an Agent of British Telecom's INMARSAT services. The Company has limited experience in reselling Inmarsat services. Such expansion of service and product offerings could strain the resources and possibly deteriorate the Company's reputation with customers, and could have a material adverse impact on the Company's core communications business. See "Business -- Market Expansion."

Uncertainty of Government Regulation and Renewal of Licenses. The Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 mobile communication terminals for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed. In the event of non-renewal or revocation of QUALCOMM's license by the FCC, the License and Distribution Agreement between QUALCOMM and the Company may be terminated and the Company may be unable to continue its United States operations.

Effect of QUALCOMM's Right to Purchase the Company's Business. Pursuant to the License and Distribution Agreement between QUALCOMM and the Company, if the Company desires to sell its business, QUALCOMM has a right of first refusal to purchase the Company's business on the terms of the sale to the proposed transferee. QUALCOMM's right of first refusal could adversely affect the ability of the Company to sell its business to a third party purchaser. See "Business -- Agreements with QUALCOMM."


Substantial Future Capital Needs; No Funding Commitments. Expansion of the Company's business, the acquisition of Enerdyne and other potential acquisitions, may require a commitment of substantial funds. To the extent that the internally generated funds and its line of credit are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. Other than a $750,000 line of credit with a local bank, the Company has no current commitments or arrangements with respect to, or readily available sources of, additional funding. There can be no assurance that additional financing will be available on acceptable terms, or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders will likely result. If adequate funds are not available, the Company's business would be adversely affected.


Decrease in Licensed Fishing Vessels. Fishing vessels constitute a portion of the Company's existing and potential customers. Fishing resources are in decline in many areas of the world, resulting in a decline in the number of licensed fishing vessels. Significant declines in the number of such vessels could have a material adverse impact on the Company's operating results and its ability to expand in the future.


Possible Adverse Risk on Existing Shares Due to Offering of Shares. The 10,154,865 shares offered hereby represent approximately 49% of the outstanding shares of the Company's Common Stock assuming the exercise of certain stock options and warrants in the amount of 1,977,000 shares. The possibility that substantial amounts of these shares may be sold in the public market may adversely affect prevailing market prices for the securities and could impair the Company's ability to raise needed capital through the sale of equity securities. See "Shares Eligible for Future Sale."

Possible Adverse Effects Due to Shares Eligible for Future Sale. In addition to the 10,154,865 shares offered hereby, as of March 23, 1999, 3,696,080 shares of Common Stock were eligible for unrestricted sale in the public market and an additional 5,001,563 shares of Common Stock were eligible for sale in the public market subject to Rule 144 under the Securities Act of 1933, as amended. Rule 144 may impose volume limitations and certain other restrictions on the sale of restricted securities and securities held by "affiliates" of the Company. It is not possible to predict the effect, if any, that sales of shares of Common Stock or even the availability of such shares for such sale will have on the market price of the Common Stock. The possibility that substantial amounts of the Company's Common Stock may be sold in the public market may adversely affect prevailing market prices for the securities and could impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale."


Year 2000 Issues. In the operation of its business, the Company uses commercial computer software primarily purchased from or provided by independent software vendors. After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), the Company believes that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition; however, the Company is still assessing the impact of this year 2000 issue.

The Company has performed an internal analysis and is in the process of finalizing a specific written plan to address the year 2000 issues for both internally developed products and products developed and manufactured by Qualcomm. Qualcomm has assured the Company that all the products supplied to BOATRACS, Inc. during the course of the relationship and going forward will be upgraded to ensure compliance with Year 2000 standards. This assurance will be at no charge to the Company or customers but the Company may be required to exchange certain chip sets of our customers at minimal cost.


For internally developed products, the upgrade process is in final testing phase and will be completed by the end of the current fiscal year. Development costs associated with the upgrade have been included in operations as incurred. The Company has spent a total of $15,000 to date and anticipates that the total cost to complete the conversion will be approximately $25,000 and will be included in operations as incurred.

The Company does not have a contingency plan, however management is continuing to evaluate and assess the impact of the year 2000 issue and will report when the assessment is complete.


The Company is not in a position to evaluate the extent (if any) to which any year 2000 issues that may affect the economy generally or any suppliers or others with whom the Company does business in particular would also be likely to affect the Company. Failure of one or more of the supplier's computer products to be year 2000 compliant would have a material effect on the Company's business.

                                 USE OF PROCEEDS

All proceeds from the Shares offered by this Prospectus will be earned by the respective Selling Shareholders. The Company will not receive any of the proceeds from this offering.

                                 DIVIDEND POLICY


The Company has not paid any dividends since its reorganization in January, 1995, and the predecessor BOATRACS company did not pay any dividends prior to the reorganization. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Accordingly, the Company does not intend to pay cash dividends in the foreseeable future on its Common Stock. Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available for payment of the dividends. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by the Board of Directors of the Company, based on the Board's assessment of the financial condition of the Company, its earnings, need for funds, capital requirements and other factors, including any applicable laws. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends. The Company is not currently a party to any agreement restricting the payment of dividends.

                             SELECTED FINANCIAL DATA


The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1998, 1997 and 1996 and the balance sheet data at December 31, 1998 and 1997 are derived from the audited financial statements included elsewhere in this Prospectus. You should read these audited financial statements.

                             Year Ended December 31
                                   ------------------------------------------
                                         1998           1997           1996
                                       (in thousands, except per share data)
Statement of Operations Data
Revenues:

         Communication systems          $4,033         $2,413         $1,385

         Data transmission and messaging 3,881          2,791          2,073

         Video compression               2,259

                  Total                 10,173          5,204          3,458

Operating Expenses:

         Communication systems           2,460          1,572            870

         Data transmission and messaging 1,893          1,419          1,090

         Video compression                 732

         Selling,   general  and
         administrative expenses         4,755          2,505          2,461

                  Total                  9,840          5,496          4,421

Income (loss) from operations              333          (292)          (963)

Other income (expense)                    (366)           37             58

Income tax benefit                         422

Net income (loss)                         $389         $(255)         $(905)
                                          ====         ======         ======

Basic earnings (loss) per share           $.02         $(.02)         $(.07)

Dilutive earnings per common share        $.02             NA             NA

Weighted average common shares
outstanding                             17,333         13,535         12,597

Weighted   average  of  common  shares
assuming dilution                       18,358           N/A            N/A
================================================= ============= =============

                                                December 31, (in 000's)

                                                  1998             1997
                                                  ----             ----
Balance Sheet Data:

Working capital                                  $(205)              $22

Total assets                                     33,070            3,036

Long-term liabilities                            14,734              ---

Shareholders' equity (1)                         14,472            1,387
---------------------------------
(1) No cash dividends were declared or paid during the periods presented.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following should be read in conjunction with "Selected Financial Data" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.


    Overview

    The Company has two main business units:
         1.  BOATRACS, Inc. ("BOATRACS"), and
         2.  ENERDYNE, a wholly owned subsidiary.

   BOATRACS

   Effective November 1, 1997, the Company acquired certain assets of MED Associates Inc. ("BOATRACS Gulfport") for $500,000 cash and 300,000 shares of Common Stock valued at $1.40 per share. The acquisition agreement was amended in December, 1998 resulting in a reduction of notes payable to $30,000 from $250,000 and the common stock issued to 240,000 shares from 300,000. The assets and liabilities of BOATRACS Gulfport are reflected on the consolidated balance sheets as of December 31, 1998 and December 31, 1997. The results of BOATRACS Gulfport's operations from the date of the acquisition to December 31, 1997 were not significant. Goodwill in the amount of $845,000 was originally recorded in the acquisition and adjusted to $541,000 and is amortized over ten years.

   Effective July 1, 1998, the Company acquired all of the outstanding shares of OceanTrac Inc., a Canadian corporation ("OceanTrac"). The acquisition was effected by the exercise of the Company's rights under a Joint Venture Agreement entered into among the Company, OceanTrac and OceanTrac Systems Limited, a Nova Scotia corporation ("Systems") during 1996. In addition, the Company purchased all of the assets of Systems for consideration of 5,000 shares of the Company's Common Stock. The acquisition of OceanTrac and Systems resulted in recording of intangibles in the amount of approximately $388,000 which will be amortized by the Company over ten years. OceanTrac will continue to act as the Company's appointed distributor of the OmniTRACS system and related Company products.


   ENERDYNE

   On July 7, 1998, the Company acquired ENERDYNE by means of a merger with a wholly owned subsidiary of the Company. ENERDYNE is a provider of versatile, high performance digital video compression products to the government and commercial markets. ENERDYNE, formed in 1983, is located in Santee, California. The acquisition price of $22.6 million was paid for by a combination of cash, common stock and notes payable. Patents in the amount of $18 million and goodwill in the amount of $10.5 million were recorded and each will be amortized over sixteen years. The two shareholders of ENERDYNE signed employment contracts with the Company for one and two years, respectively, and one shareholder was elected to the Board of Directors in September 1998.

   A First Amendment to the Agreement and Plan of Reorganization ("the Amendment") in connection with the Enerdyne acquisition was executed effective July 7, 1998. The Amendment increased the number of compensatory option shares and exercise price subject to a specific paydown on the acquisition notes payable to the selling shareholders. On December 29, 1998, bank financing was obtained to effect the compensatory contingency per the Amendment and the options were revised to 663,500 at an exercise price of $2.65 per share in accordance with the calculations and provisions in the Amendment.

   The acquisitions of BOATRACS Gulfport, ENERDYNE and OceanTrac represent the Company's continuing efforts to diversify its operations. The Company intends to continue to evaluate other acquisition opportunities.


   The Company earns revenue primarily from four sources: (a) sales of satellite based communications equipment and software, and additional complementary and/or modified equipment created or procured by BOATRACS for marine application; (b) data transmission and messaging charges; (c) software license fees and charges for custom software development solutions and (d) development and sales of video compression products.


   The Company recognizes revenues from the sale of communication systems at the time the equipment is shipped to the customer. The Company recognizes revenue from messaging at the time the transmission is made by the customer. The Company recognizes software license and development revenues as incurred. The Company recognizes revenues from the sale of video compression units which do not entail significant customer modification upon shipment to customers, and on the percentage of completion method for products requiring significant customer modification or the development of new technology.

Results of Operations


The  following  table  sets  forth  for  the  periods   indicated  the  relative
percentages that certain income and expense items bear to total revenues:

                             Year Ended December 31,
                        ---------------------------------------

                                                1998          1997         1996
                                                  %             %            %


    Revenues


             Communications systems              40            46           40

             Data transmission and messaging     38            54           60

             Video compression                   22

                      Total                     100           100          100

    Operating expenses:

             Communications systems              24            31           25

             Data transmission and messaging     19            27           32

             Video compression                    7

             Selling,  general and
             administrative expenses             47            48           71


                      Total                      97           106          128

    (Loss) income from operations                 3           (6)         (28)

    Other income (expense)                       (4)           1             2

    Income tax benefit                            4


    Net (loss) income                             4           (5)         (26)


Years ended December 31, 1998 and 1997

   Total revenues for the twelve months ended December 31, 1998 were $10,173,320 an increase of $4,969,404 or 95.5% as compared to total revenues of $5,203,916 for the prior year ended December 31, 1997.

   Communications systems revenues which consist of revenues from the sale of BOATRACS systems, related software and revenues of BOATRACS Gulfport were $4,033,264 or 39.7% of total revenues, an increase of $1,620,251 or 67.2% compared to $2,413,013 or 46.4% of total revenues for the year ended December 31,1997. The increase in communication systems revenues compared to the same period in the prior year, primarily reflects increased sales of communication units to vessels in the United States in the amount of $1,075,196 or 86.5%. Software revenues from BOATRACS Gulfport, which was purchased effective November, 1997, increased by $1,026,606, compared to the revenues for two months of the prior year. The increase was partially offset by a decrease in communication sales in Europe and Canada in the amount of $468,705 or 66% during 1998. Data transmission and messaging revenues were $3,881,244 or 38.2% of total revenues, an increase of $1,090,341 or 39.1% compared to $2,790,903 or 53.6% of total revenues in the prior year. The increase in revenues reflects an overall increase in data transmission and messaging services provided by BOATRACS as a result of growth in the number of BOATRACS systems installed on vessels. Video compression revenues, which are revenues from ENERDYNE, which the company acquired in July, 1998, were $2,258,812 or 22.2% of total revenues.

   Communication systems expenses were $2,460,359 or 61.0% of communications systems revenues for the year ended December 31, 1998, an increase of $888,055 or 56.5% compared to $1,572,304 which represented 65.2% of communications systems revenues in the prior year. The dollar increase in expenses primarily reflects the increase in sales of BOATRACS systems and software expenses of BOATRACS Gulfport. Gross margin for communication systems increased 4% to 39% from 35% in the prior year. The increase in the margin is primarily due to a decrease in the cost of units from the manufacturer during the second half of the year. Included in the margin is the BOATRACS Gulfport margin for software of 22% during 1998. Data transmission and messaging expenses were $1,892,893 or 49% of data transmission and messaging revenues for the year ended December 31, 1998, an increase of $474,432 or 33.5% compared to $1,418,461 or 51% of data transmission and messaging revenues for the prior year. The dollar increase in costs reflects increased data transmission and messaging services rendered due to increased BOATRACS systems installed on vessels. The data transmission and messaging margin was relatively unchanged at 51% in 1998 compared to 49% in 1997. The Company received a reduction on costs from the service provider during the second half of 1998. This reduction was partially offset by lower messaging margins in Canada and Europe.

   Selling, general and administrative expenses for the year ended December 31, 1998 were $4,755,523 or 46.8% of total revenues, an increase of $2,250,333 or 89.8% compared to $2,505,190 or 48.1% of total revenues in the prior year. The increased dollar amount is primarily attributable to increases in operating expenses in connection with three acquisitions, which the Company has entered into since November 1, 1997. Accounting and legal expenses increased by a total of $163,406 primarily due to additional Securities and Exchange Commission filings in connection with the acquisition of ENERDYNE and BOATRACS Gulfport during 1998. Salary expense increased to $2,012,371 from $858,917, an increase of $1,153,454 or 134% primarily as a result of additional employees due to acquisitions. Office rent was $217,157 compared to $57,894 in the prior year, an increase of $159,263 or 275% due to additional offices and a new corporate office which the Company relocated to in July, 1998. Insurance expense was $141,482 compared to total insurance expense of $100,425 in the prior year, an increase of $41,057 or 41% primarily due to the additional subsidiaries. Amortization expense for the year ended December 31, 1998 was $966,429 due to the amortization of goodwill recorded as a result of the acquisition of BOATRACS Gulfport, ENERDYNE and Oceantrac, also amortization of a patent acquired in the acquisition of ENERDYNE. Depreciation expense was $216,967 compared to $62,768 in the prior year, an increase of $154,199 or 246% due to the acquisition of the subsidiaries assets and new assets acquired in connection with the corporate office relocation. The increase in expenses were offset by a reduction in consulting expense in the amount of $105,015 or 30% and an decrease in shareholder relations in the amount of $72,024 or 67%.

   Earnings before interest, taxes, depreciation and amortization for the year ended December 31, 1998 were $1,518,334 compared to a negative $229,271 for the same period of the prior year.

   Interest income of $47,423 for the year ended December 31, 1998 relates to interest earned on cash balances. This represents an increase of $8,211 or 21% compared to interest income of $39,212 in the prior year. Interest expense was $413,335 for the year ended December 31, 1998, an increase of $411,275 compared to the prior year. Interest expense in 1998 relates to interest paid or accrued on notes payable issued in connection with the purchase of Enerdyne.

   The income tax benefit recorded in the amount of $422,210 for the year ended December 31, 1998 represents the amortization of a temporary tax difference on the life of the Enerdyne patent.

   Years ended December 31, 1997 and 1996

   Total revenues for the year ended December 31, 1997 were $5,203,916, an increase of $1,745,852 or 50% as compared to total revenues of $3,458,064 for the year ended December 31, 1996.

   Communications systems revenues, which consists principally of revenues from the sale of BOATRACS equipment and related software, were $2,413,013 or 46% of total revenues, an increase of $1,028,309 or 74% over the prior year. This growth in communications systems revenues is attributable primarily to an increase in sales of equipment to new customers in Europe and Canada and increased software sales in the United States. Communication system revenues also includes two months revenue of a software applications provider which the Company purchased effective November, 1997.

   Data transmission and messaging revenues, which consist of fees for messaging services provided to BOATRACS units installed on vessels, were $2,790,903 or 54% of total revenues, an increase of $717,543 or 35% compared to $2,073,360 or 60% of total revenues in the prior year. The increase in data transmission and messaging revenues primarily reflects an overall increase in messaging services provided by the Company as a result of growth in the number of units installed on vessels in prior periods and increased usage by some customers.

   Communications systems expenses were $1,572,304 or 65% of communications systems revenues for 1996, an increase of $702,358 or 81%, compared to $869,946 which represented 63% of communications systems revenues in 1996. The dollar increase in expenses primarily reflects increased equipment sales in Europe and Canada and related software. The increase in communications systems expenses as a percentage of communications systems revenues is primarily due to the inclusion of two months of expenses of the recently purchased software applications provider. Without these expenses the percentage would be unchanged from the prior year. Data transmission and messaging expenses were $1,418,461 or 51% of data transmission and messaging revenues in 1997, an increase of $328,742 or 30%, compared to $1,089,719 which represented 53% of data transmission and messaging revenues in the prior year. The dollar increase in costs reflects increased data transmission and messaging services rendered due to increased equipment sales and related usage. The decrease in data transmission messaging costs as a percentage of data transmission messaging revenues is due to increased margin on messaging services due to the continuing increase in revenues over the relatively fixed costs of providing this service, and increasing sales to fleet customers with greater utilization of the system.

   Selling, general and administrative expenses were $2,505,190 or 48% of total revenues for 1997, an increase of $44,172 or 2%, compared to $2,461,018 or 71% of total revenues in the prior year. The increased dollar amount is primarily attributable to various increased expenses including salary and related expenses, outside consultants, advertising and shareholder relations and certain prepaid consultant costs offset by a decrease in legal, computer consultants, telephone and European expenses. In 1997, the selling, general and administrative expenses include two months of expenses of BOATRACS Gulfport. In addition, selling, general and administrative expenses include two months amortization of goodwill on the purchase of BOATRACS Gulfport in the amount of $14,083. The Company anticipates that the dollar amount of selling, general and administrative expenses will increase in the future to accommodate the Company's growth.

   Interest expense in 1997 was $2,060 or .04% of total revenues, a decrease of $876 or 30% compared to $2,936 which was .08% of total revenues in the prior year. Interest income was $39,212 or .7% of total revenues a decrease of $20,905 or 35% compared to $60,117 or 2% in the prior year due to lower investment balances during 1997.

   As a result of the factors described above, net loss was $254,887 for 1997 compared to $905,438 for 1996, a decreased loss of $650,551 or 72%.

   Liquidity and Capital Resources

   The Company's cash balance at December 31, 1998 was $416,361, an increase of $23,649, or 6% over the December 31, 1997 cash balance of $392,712. At December 31, 1998, working capital was a negative $182,858, a decrease of $204,834 from the working capital of $21,976 at December 31, 1997. Cash of $101,639 was used in operating activities, cash of $1,846,694 was used in investing activities, and cash of $1,971,982 was provided by financing activities during 1998.

   The Company's liquidity was affected by $2 million paid for the acquisition of ENERDYNE, partially financed by the collection of a $2 million receivable for stock, issued during the year ended December 31, 1998 to a Company director and officer. As partial consideration for the acquisition of ENERDYNE, the Company issued $10,000,000 of notes payable of which $8,000,000 were due and payable in July, 1999 carrying an interest rate of 8.5%. The other note in the amount of $2,000,000 is a subordinated promissory note with specified minimum annual payments and any remaining amounts payable June 31, 2002 and bearing interest at 8.5% per annum.

   On December 29, 1998, the Company signed a promissory note with a bank in the amount of $4,250,000 and used the proceeds to pay down the $8,000,000 note. The interest rate on the promissory note is 7.75% per annum and will be paid over five years in monthly payments of $70,833.

   Accounts receivable net of an allowance for uncollectible amounts increased $1,383,394 to $2,320,404 at year-end from $937,010 at December 31, 1997 due primarily to the acquisitions made during 1998. In addition, there were significant increases in inventories in the amount of $450,645 and prepaid expenses in the amount of $151,944 due to the acquisitions made during 1998. Property, net of accumulated depreciation, was $738,337 at December 31, 1998, an increase of $514,474 due primarily to the acquisitions completed during 1998 and the relocation of the corporate office. Notes receivable were eliminated during 1998 from a balance of $310,463 at December 31, 1997 due to the acquisition of Oceantracs, Ltd. Goodwill, net of amortization, increased by $10,361,216 due to the acquisition of ENERDYNE in the amount of $10,342,000 and the acquisition of Oceantracs, Ltd. In addition, goodwill recorded in 1997 was reduced by $304,000 in December 1998, in connection with the acquisition of BOATRACS Gulfport.

   Accounts payable were $1,068,347 at December 31, 1998, a decrease of $87,764 or 8% compared to a balance of $1,156,111 in the prior year primarily due to a reclassification of certain accruals to accrued expenses . Accrued expenses increased by $821,831 or 338% to $1,064,993 due primarily to additional payroll accruals, additional accruals due to the newly acquired subsidiaries and reclassifications between accounts payable and accrued expenses. Acquisition costs payable was reduced by $250,000 due to a payment being made in the amount of $30,000 and remainder of the balance being reclassified reducing goodwill. Short-term portion of notes payable in the amount of $1,730,399 relates to the promissory note to a bank entered into in December 1998 and notes owing to the previous owners of ENERDYNE.

   Any future funding requirements will be satisfied through potential public and private financing. The known resources of liquidity of the Company, coupled with the projections for revenue, are expected to cover the Company's cash needs until at least the end of 1999.

   The Company anticipates making capital expenditures in excess of $200,000 during 1999. To date the Company has financed its working capital needs through private loans, the issuance of stock and cash generated from operations. Expansion of the Company's business may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders may result. If adequate funds are not available, the Company's business would be adversely affected.


   Year 2000 Issues



   In the operation of its business, the Company uses commercial computer software primarily purchased from or provided by independent software vendors. After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), the Company believes that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition; however, the Company is still assessing the impact of this year 2000 issue.


   The Company has performed an internal analysis and is in the process of finalizing a specific written plan to address the year 2000 issues for both internally developed products and products developed and manufactured by Qualcomm. Qualcomm has assured the Company that all the products supplied to BOATRACS, Inc. during the course of the relationship and going forward will be upgraded to ensure compliance with Year 2000 standards. This assurance will be at no charge to the company or customers but the Company may be required to exchange certain chip sets of our customers at minimal cost.



   For internally developed products, the upgrade process is in final testing phase and will be completed by the end of the current fiscal year. Development costs associated with the upgrade have been included in operations as incurred. The Company has spent a total of $15,000 to date and anticipates that the total cost to complete the conversion will be approximately $25,000 and will be included in operations as incurred.

   The Company does not have a contingency plan, however management is continuing to assess the impact of the year 2000 issue and will report when the assessment is complete.

   The Company is not in a position to evaluate the extent (if any) to which any year 2000 issues that may affect the economy generally or any suppliers or others with whom the Company does business in particular would also affect the Company. Failure of one or more of the supplier's computer products to be year 2000 compliant would have a material effect on the Company's business.


                                    BUSINESS


   BOATRACS


   BOATRACS' objectives include providing reliable and cost effective data communications systems for commercial marine applications. To achieve this objective, BOATRACS currently offers several satellite-based communications and tracking systems (the "Boatracs System") and integrated software solutions. In addition, BOATRACS or its wholly owned subsidiaries, BOATRACS (Europe) B.V. and Oceantracs, Ltd., offer similar services in Europe and Canada, respectively.


   BOATRACS' customer base is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways and coastal areas. The industry has demanding service requirements including mobility, positioning, durability, confidentiality and integrity of communications signals for the management of information. Such information includes vessel logs, supplies, wage information, and fuel and engine monitoring. The integration of this information directly into office computer systems is very important to the Company's customers. The Company's software includes tools for both the vessel and the office enabling the integration of this information. The Company also maintains a 24-hour network center providing personal message relaying services to its customers with fleets of vessels and to individual vessels.

   In order to meet industry demands, in November 1997, BOATRACS purchased certain assets of BOATRACS Gulfport as a going concern. BOATRACS Gulfport is a Mississippi based provider of software applications and service solutions to the commercial maritime industry and oil companies.


   ENERDYNE



   On July 7, 1998, the Company acquired ENERDYNE, which was a privately held company located in Santee, California. ENERDYNE develops, builds and sells digital video compression equipment for the aerospace, military, intelligent transportation, government and commercial markets.




   ENERDYNE was formed in 1983 and initially focused on the development of proprietary solutions and protocol with the precision necessary to provide motion joint photographers expert group ("MJPEG") based real-time video compression technology for the United States military. ENERDYNE continues to develop innovative solutions delivering real-time compressed video for use in unique applications such as the downlink of multiple video signals from Space Shuttle Columbia flights, video transmission solutions for remotely controlled cranes, tanks and personnel carriers and unmanned airborne vehicles ("UAV"). ENERDYNE products have broad applications for other video surveillance markets. ENERDYNE has had success providing solutions for ITS applications and has developed a reputation for its traffic surveillance products.

   ENERDYNE's proprietary technology is based on digitizing the real-time video from the camera and transfer of the signal using its patented protocol between its encoder and decoder hardware which is built in its own facility. In its basic form the encoder takes an analog signal from a video source, digitizes it, and then compresses it for transmission. ENERDYNE's products use several compression methods including Joint Photographic Experts Group ("JPEG").

   The advantages of digital data with video is that it is easily multiplexed, can be encrypted and transmitted over many digital mediums. The transmission quality is not affected by the number of repeaters. Compression of the digital video allows a lower bandwidth utilization and therefore, can reduce costs.

   The Company derives revenue primarily from four sources:

         BOATRACS:
         1.       Sales  of  satellite   based   communications   equipment  and
                  software,   and  additional   complementary   and/or  modified
                  equipment created or procured by the Company for maritime application.
         2.       Data transmission and messaging charges.
         3. Software license fees and charges for custom software development solutions.
        ENERDYNE:
         4.       Development  and sales of video  compression products.


   Background

   The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly owned subsidiaries, business and individual banking services and certain corporate trust services.


   On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court").


   On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM (the "Merger"). The Merger was approved by the Bankruptcy Court. First National Corporation had no significant assets at the effective date of the Merger.

   Pursuant to the Merger, the Company, which was the surviving corporation, changed its corporate name to "BOATRACS, Inc."; the outstanding shares of Old BOATRACS were converted into the right to receive slightly less than 95% of the shares of common stock to be issued by the surviving corporation; and each of the outstanding shares of First National Corporation was converted into the right to receive 1/7 of one share of the common stock of the surviving corporation, with an aggregate of slightly more than 5% of the shares of common stock issued by the Company to be issued to the shareholders of First National Corporation prior to the Merger. As a result of the Merger, the 63,018 issued and outstanding shares of Old BOATRACS were converted into the right to receive 9,500,000 shares of the Company's common stock, and the 3,570,899 issued and outstanding shares of the common stock of First National Corporation were converted into the right to receive approximately 510,000 shares of the Company's common stock.
   The Company became the successor to the business of Old BOATRACS.


   The BOATRACS Systems

   The BOATRACS System was adapted and enhanced by the Company for marine application predicated on the OMNITRACS System developed by QUALCOMM, Incorporated. The BOATRACS System provides confidential two-way data communications between a vessel or vessels at sea and a base station on land through the use of a mobile communications terminal ("MCT"), a satellite communications system and data delivery systems. The BOATRACS System also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring. As of December 31, 1998, the Company had installed approximately 1700 systems on marine vessels. The BOATRACS System is effective while a vessel is within the satellite's "footprint", which extends approximately 200 to 400 miles offshore in most areas of the continental United States, Canada and parts of Europe or world-wide if using other satellite providers. The BOATRACS System is an interactive communications network linking a vessel to shore and from shore-based personnel to vessels and from boat to boat in most cases. Messaging and positioning information are forwarded from the vessel, via Ku-band satellite, to the QUALCOMM Network Management Facility ("NMF") in San Diego, California, or similar facilities in Europe, and then onto base stations at the customers' offices or to the Company's 24-hour network center ("BNC") also in San Diego. Messages that go to the Company can be relayed by fax or e-mail, or by an operator via phone or fax. The BOATRACS System is capable of sending or receiving digital (text) messages or files to or from a vessel. In San Diego, the BNC is linked via a dedicated telephone line for data transfers via modem directly to QUALCOMM's NMF in San Diego, where message transmissions to and from the vessels are formatted and processed. The BNC also has a dedicated line to a local internet service provider for internal internet use as well as value-added messaging services for vessels and other satellite providers.

   The BNC provides message relaying and stand-by backup services for fleets and individual vessels using the system in the United States, Europe and Canada. Computers communicate to the QUALCOMM NMF by modem to monitor customer accounts on the system. Operators relay satellite messages between vessels and their families or business associates on shore and from shore-based personnel to vessels. Other custom services are also available. The BNC also provides enhanced communication services to the customers, including the relay of E-mail messaging, broadcast of weather, distribution of data relating to customer's positioning and emergency back-up services.


   The Company charges its customers for the transmission of each message and for the transmission of each character within a message. There is also a monthly connection fee for the MCT to be on-line and for hourly position reports. The charges are subject to certain volume discounts. Additional charges are assessed for certain services provided by the network centers.

   On the Vessel


   The MCT consists of three basic components: the Communications Unit, the Keyboard/Display Unit and the Outdoor Unit and sells in a range of approximately $5,000 to $6,000 dependent on features and volume discounts. The design of the unit allows for both ease of installation and efficient use of normally limited space. Software menus and simple wording on the Keyboard/Display Unit facilitate easy use of the system to send and receive messages. Although many of the Company's customers use only the basic MCT, optional products that interface with the basic unit are also offered. Customers also have the option of using personal computer and BOATRACS' WINDOWS BOATCOMM User Interface Software ("WBUI") instead of the Keyboard/Display Unit. The WBUI allows for the same features as the Keyboard Display Unit with the added benefits of using a full screen and being able to send/receive computer files of any type.

   Many of the Company's customers also use marine application software programs developed by BOATRACS' Gulfport division. Such application software enables onboard users to enter business information into forms that are saved to a local database and are transmitted to the shore station as files.

   In the Office

   Generally, a customer with less than four units only uses the BNC. Typically, a customer who has more than four BOATRACS System units elects to establish an in-house base station. The base station provides the customer with an in-house communications link and vessel-tracking capability. The base station is comprised of a computer and either the Company's or third party communications software containing a mapping function enabling a customer to follow the progress of its fleet on a detailed computer map. Communications are conducted via modem directly between the customer's base station and the NMF maintained by QUALCOMM for satellite transmission to the customer's vessels. Some customers also have custom marine application software, which was developed by BOATRACS' Gulfport. This application software stores data files received from the vessels and enables management, dispatchers, and others to retrieve reports to manage their fleet of vessels and to provide data to their customers.

   Based upon reports from customers, the Company believes that its marine industry customers typically experience increased worker productivity, asset utilization and dispatching efficiency while saving communications costs. Many customers enter into a three to five-year contract with the Company, establishing a fixed rate to be paid for messaging services used by the customer during the contract term.

   BOATRACS  Gulfport

   Effective November 1, 1997, the Company purchased certain assets of BOATRACS Gulfport for cash, and Common Stock. BOATRACS Gulfport is a developer of external application software services to the marine industry for use in connection with the BOATRACS System and other communication systems. The external application software can enhance the customer's use of operational data sent through the BOATRACS System. Additionally, their proximity to existing and future Company customers in the work boat industry facilitates more timely customer service solutions to those customers.

   BOATRACS' Gulfport provides custom developed software applications to offshore and some inland boat and barge companies. The BOATRACS Gulfport services include systems design, development, implementation, training and onboard installation. Their relationships with key large customers often lead to serial consulting assignments whereby one project leads to another. Some customers outsource a significant amount of their information technology needs to BOATRACS Gulfport. The ability of BOATRACS Gulfport to provide solutions for customers has enhanced the ability of the Company to sell MCTs to vessel operators.

   ENERDYNE

   The Company acquired ENERDYNE on July 7, 1998 by means of a merger into a wholly owned subsidiary of the Company. ENERDYNE sells video compression equipment for aerospace, military and commercial applications. The acquisition was funded through the issuance of the Company's common stock warrants, notes payable and the payment of cash.

   ENERDYNE develops and builds video products that enable the realization of high performance digital video compression solutions. ENERDYNE's patented technology provides the Company with an unique market position in video encoders, decoders and multiplexing equipment used in airborne and ground based digital video systems. Primary markets for these products include Defense, Intelligent Transportation Systems, Surveillance and Aerospace. The average selling price of the ENERDYNE products range from $1,950 to $23,500 depending on the model and options selected. A multiplexer combining audio, data and alarms may be used in conjunction with some equipment. ENERDYNE has focused, and the Company will continue to focus, on developing very high quality products that have long life cycles and require minimal modification.

   ENERDYNE designs, develops and manufactures its products at its location in Santee, California. Products range from rack mounted industrial equipment to miniaturized and ruggedized environmentally protected units. The products are designed to contain interfaces with data channels, including wire, microwave and fiber optic. ENERDYNE's customers include various United States and state government agencies including the Navy, Air Force, Army and NASA, Department of Transportation in various jurisdictions and the Department of Defense.

   Dependence upon Significant Customers

   A material source of BOATRACS customers' core communications business is the commercial marine industry. Two customers, Tidewater Inc. and Ingram Barge Company represented 24% and 10%, respectively, of the Company's total sales in 1998. The loss of either one of these customers could have a material adverse effect on the Company.

   For the period since the Company acquired ENERDYNE in July 1998, ENERDYNE has relied on two customers: L-3 Communications Systems and The Naval Warfare Center which represented 19% and 16%, respectively, of ENERDYNE's revenues.

   The major customers may change yearly as they are calculated on total revenues including sales of communications systems, video transmission products and other products. Purchases of communication systems and video transmission products by a customer may not occur yearly and there can be no assurance that such customers will make significant purchases of products in the future. No relationship exists between the Company and any of the above customers except normal business relationships. In addition, the BOATRACS Gulfport division provides software solutions to communication customers of the Company.


   Agreements

   Agreements with QUALCOMM


The Company has exclusive distribution rights for the OmniTRACS System in the United States for marine application within defined coastal waters of the United States in the Atlantic and Pacific Oceans under a License and Distribution Agreement dated June 13, 1990, as amended from time to time (the "Distribution Agreement") with QUALCOMM. The Distribution Agreement had an initial term of five years with three options to extend for five years each (provided that the Company is in full compliance with the terms of the Distribution Agreement) for a total of twenty years through 2010. The first option to extend has been exercised by the Company. The Distribution Agreement calls for the negotiation in good faith of a new agreement upon the expiration of the last option.

Under the Distribution Agreement, the Company has exclusive rights to provide messaging services to end users of such products for marine application.

Under the Distribution Agreement, the Company is required to sell a certain minimum number of MCTs in order to maintain the exclusivity of its distribution rights. The minimum purchase requirements for each calendar year are to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 MCTs for the calendar year ending December 31, 1997 and increasing by 10% each year thereafter. The minimum sales were met for the years ended December 31, 1998, 1997 and 1996.


QUALCOMM is responsible for the manufacture and warranty repair of all of the OmniTRACS units supplied by it subject to the terms of the Distribution Agreement. Warranties for a specified period are passed on to the Company's customers. Extended warranties may be purchased at an additional cost.

If the Company desires to sell its core maritime communications business, QUALCOMM has a right of first refusal under the Distribution Agreement to purchase the Company's maritime business on the terms of the sale to the proposed transferee.



QUALCOMM's obligation to provide messaging services pursuant to the Distribution Agreement was contingent upon, among other things, receiving a permanent license from the Federal Communication Commission ("FCC") to operate the OmniTRACS System for marine application. This license was granted to QUALCOMM, effective January 3, 1997, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. In addition, the International Telecommunications Union ("ITU") approved the Ku-band frequency which OmniTRACS uses for mobile use including marine applications.

During March, 1995, the Company issued 1,112,265 shares of Common Stock to QUALCOMM for $737,000. The purchase price of the shares was paid by a reduction in the price of certain products and services currently provided by QUALCOMM to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory under the License Agreement and the Distribution Agreement. The transaction was recorded as a note receivable for Common Stock issued which was reduced as discounts are earned. By June 30, 1998, a total of $737,000 in discounts had been earned reducing the note receivable balance to zero.

Sub-Service Provider Agreement with ALCATEL QUALCOMM

In March, 1997, BOATRACS' wholly-owned subsidiary BOATRACS (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The agreement appoints BOATRACS (Europe) B.V. to be the maritime distributor and to provide maritime satellite-based communications and tracking of vessels to certain countries in Europe on a similar basis upon which the Company operates in the United States.

Service Provider Agreement with Iceland Telecom

In July 1998, BOATRACS (Europe) B.V. entered into a Service Provider Agreement with Iceland Telecom, an Icelandic company, which is the EUTELSAT signatory for Iceland. The Agreement appoints BOATRACS (Europe) B.V. to be the maritime service provider of the EUTELTRACS service for Iceland and its territorial waters.

Agreements with British Telecom

In July, 1998, the Company entered into agreements with British Telecom to become an Inmarsat provider.


Regulation

Domestic Operations

The Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's communications products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed.

International Operations

The Company intends to continue its expansion into additional international markets. In countries which QUALCOMM has an affiliated OmniTRACS service provider, the Company believes that such affiliate or the Company will attempt to secure the necessary regulatory approvals, licenses and/or permits and renewals thereof for maritime applications from the local governmental authorities for the affiliate or the Company. In countries in which no QUALCOMM affiliate is operating, the Company will apply to the local governmental authority for applicable approvals, licenses and/or permits and renewals thereof. No assurance can be given that the Company will be able to obtain the required approvals, licenses and/or permits and renewals thereof. The Company, though its BOATRACS (Europe) B.V. subsidiary, maintains a sales and customer support office Leiden, The Netherlands. Currently the Company has MCTs installed on vessels in a number of countries in Europe.

Additional Products


ENERDYNE continues to develop new video compression and related products to complement the Company's product lines. The products are sold to ENERDYNE's customers under ENERDYNE respective proprietary names.

The Company is seeking strategic alliances with companies that have proven products or service in markets requiring video. In addition, the Company uses its commercially reasonable best efforts to stay abreast of new products and services that can complement its existing product and service offerings and seeks to build additional strategic relationships with companies that are developing new solutions for the respective businesses including: (i) interfaces and marine related products that require communications between a vessel and the shore and (ii) new video compression relationships. The Company continues to explore ways to economically enhance these relationships by acquiring either sales and distribution rights to, or direct ownership of, the products developed. The Company believes that these efforts have the potential to result in significant growth in increased sales of products and messaging volume.

In  March,  1998,  BOATRACS  amended  the  reseller   arrangement  with  Orbital
Communications Corporation ("ORBCOMM"), which is developing a Low-Earth Orbit system ("LEO"), pursuant to which the Company will distribute ORBCOMM's LEO services on a non exclusive basis to the worldwide marine market when such services become commercially available. The LEO system, if it proves successful, will complement the Company's present services. ORBCOMM estimates the system will be completely operational during 1999.

The Company is also an Inmarsat provider. As an Inmarsat provider and Agent of Inmarsat services, the Company will be able to provide global coverage to customers. See - "Risks of Offering New Services."


Market Expansion


The Company believes that there is a sizable market in the United States and abroad for its products and has developed strategies to expand into selected markets by providing innovative solutions to customer needs. There can be no assurance that any of the Company's market expansion efforts will be successful.

ENERDYNE's products specifically address four segments of the video compression market: Defense, ITS, Surveillance and Aerospace. ENERDYNE plans to explore and to develop new products for new markets that are large and expanding.

The Company believes that there are increased opportunities for ENERDYNE's products in the ITS market. Uses of video compression products include highway surveillance/monitoring, wide area detection, ramp monitoring, toll evasion verification, emergency medical services and toll booth security. The Company is informed and believes that the United States government has appropriated $218 billion via the Transportation Equity Act over the next five years, a portion of which will be dedicated to ITS. There also appears to be opportunities overseas for the ENERDYNE technology. It is anticipated that market expansion will be in government, military and private industries working with transportation management systems. The potential end user will be a federal, state or local governmental agency responsible for traffic management in their jurisdiction. There can be no assurance that the Company's beliefs are accurate.


Sales and Distribution

BOATRACS


Since its inception, the Company has employed an internal direct sales force and has engaged sales representatives to place the Company's products with marine electronics dealers, which sell to the end user. In addition, the Company is continually seeking relationships with third-party distributors, which can provide sales and service support for its products. The Company believes that such arrangements have the potential to result in sales in areas where it is not cost-effective to have a full-time salesperson. In the New England and Atlantic fishing markets the Company has agreements with ten dealers.

ENERDYNE

ENERDYNE typically sells its product directly to customers through direct sales and marketing employees. In addition the Company uses manufacturer's representatives and also sells to system integrators who then package these products with others to achieve a universal solution for a customer.


Competition


The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. The Company competes in its market on the basis of product quality, reliability, price, customer support and product features. BOATRACS believes that it is currently competitive with respect to each of these factors. However, BOATRACS competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit (LEO) satellite communications systems, may impact margins and intensify competition in new markets. Two LEO systems offer voice: IRIDIUM which is now commercially available and GLOBALSTAR which is scheduled to be available in the near future. Due to their long-term unproven capabilities, the Company cannot predict how their products and services will compete directly against the BOATRACS existing products and services. The Company is exploring ways to compete and/or offer these new generation of products and services. However, the new competition could have a material impact upon the BOATRACS business.

The following is an overview of certain products and services that compete with BOATRACS' communications products and services:

Alternative Satellite Service Providers. Several competing entities provide satellite-based mobile voice and data systems in marine markets. INMARSAT, an international consortium, provides maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. American Mobile Satellite Corporation currently offers data communications and vessel tracking using its newly launched L-band satellite, and a voice-based system. ARGOS provides one-way (ship to shore) communications and position reporting in many parts of the world. When ARGOS operates on the Japanese ADEOS2 satellite it will offer two-way communication. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operates certain routes to have a GMDSS approved communications system by February, 1999. The BOATRACS System cannot become GMDSS approved because the BOATRACS System's coverage is not global. The Company is at a disadvantage without such approval.


Radio. Although radios are required for most vessels, many small businesses rely exclusively on radios for their communication needs throughout the marine industry. Radio can be used to communicate with a marine operator, who can in turn place a long distance telephone call for the radio user. Typically, the cost of the marine operator together with the long distance telephone charges can be significant. Radio is not dependable in inclement weather, lacks confidentiality, and does not always provide a clear signal.


H F Radio. At least one competitor, Globe Wireless, Inc., now operates a network of H F radio stations that allow for email capabilities and transfer of data files. Globe Wireless, Inc., states that its system operates "much like a digital cellular network except it is worldwide". Globe Wireless, Inc. competes directly with the Company. They have also advertised the ability to deliver software system solutions for its customers. The Company is uncertain whether H F radio is as dependable as satellite communications.


Cellular phone. Cellular phone provides clear, easy to use communication to many boats including pleasure boats and commercial shipping, workboat and towing operators. Although a cellular system provides a clear hook-up and a reliable service, it is currently relatively more expensive. The cellular range is also limited because the networks of cell sites were placed in locations most suitable for automobiles and not for vessels. This means that coverage on the water is limited. Cellular phones are usually out of range ten miles from the coast; however, in the United States, Waterway Communications Systems, Inc. ("Watercomm") provides cellular radio phone service for vessels operating on inland waterways. Watercomm phones utilize radio towers placed along the major U.S. rivers to send and receive voice and data transmissions. Watercomm users incur a connection charge as well as a per-minute usage charge, based on where the vessel is operating. In Europe, GSM, the European cellular phone service, offers extensive coverage and plans to provide coverage to nearly all of Europe's population. GSM cellular phone service also provides a user the convenience of using a single phone in many different countries; however, there are significant roaming charges when roaming in a non-home country.


ENERDYNE


Video Compression Products. ENERDYNE competes with a number of companies in its current markets each of which provides one or more products offered by the Company and some of which have access to greater financial resources. The following are significant competitors to the ENERDYNE products and services:

L-3 Communications Corp. - L-3 Communications Corp was formed in 1997 by Lockheed Martin, Lehman Brothers Capital Partners III and ex-Loral Corporation management. The Conic Division of this company provides numerous components and products for the military and aerospace markets including video compression/expansion systems and encryption/decryption modules. L-3 Communications is also a major customer of ENERDYNE, purchasing video compression products and integrating them with L-3 Communication products for sale in the defense and aerospace industries.

Aydin Corporation - Aydin Corporation produces a line of data acquisition products including airborne and ground systems for gathering, processing, formatting, and transmitting information related to satellites, spacecraft, aircraft and missiles. Their products include a line of rugged airborne and ground station telemetry products capable of capturing and transmitting digital video.

Delta Information Systems ("Delta") - Delta produces a number of video related products including encoders and decoders. Certain Delta products are purchased by Aydin Corporation and integrated into the systems of Aydin Corporation and are sold to the Department of Defense.


Tektronix, Inc. - Tektronix Inc. is a global electronics company that offers numerous products to the computer, aerospace and communications industry. It produces video transmission products for the conferencing, surveillance, intelligent highway/traffic markets including video encoders and decoders.

Canadian Marconi Company ("CMC") - CMC produces electronics products for the avionics, communications, transportation and specialized electronics industries including video capture, transmission and display product which are marketed to government agencies for surveillance and highway monitoring.


Odetics - Odetics is a supplier of communications equipment for television broadcast, video security, telecommunications and intelligent transportation system market. Through its subsidiary, Odetics, ITS, the Vantage Video Detection System, a single camera product is sold providing cost effective video detection for a variety of temporary or permanent one-camera applications. The Vantage Plus is a multicamera intersection control with modular design enabling one-six camera applications. Both systems offer accurate vehicle detection during all weather and lighting conditions using motion stabilization techniques for top performance even in high wind conditions. They also send surveillance quality video images to remote viewing locations over existing communication path enabling users to view live traffic operations.

Fiber Options - Fiber options develops, manufactures and markets fiber optic systems for transmitting video, audio and data used for surveillance, broadcast and professional video, industrial controls and transportation.

Racal Data Group - Racal Data Group develops, manufactures and services communication network solutions. They provide secure and managed access to multimedia information networks and enables the customers to transition to Integrated Services Digital Network, Frame Relay, and Asynchronous Transfer Mode.

 Adpro of Australia - Adpro of Australia's division Vision Systems markets a range of video based products for the security and surveillance market. Their products include:
         Remote video transmission product - allowing more of the site to be secured and managed from a central monitoring station via the telephone network.
         High performance video intrusion detection - these are detectors that connect to a standard video camera and alert an operator when an intrusion is occurring.
         Video framestore - these capture a series of images around the time of the alarm.
         Passive infrared detection - these are long ranging passive infrared detectors for outdoor environments.


Proprietary Information

The Company relies on a combination of copyrights, trade secrets, trademarks and proprietary information to maintain and enhance its competitive position. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to the OmniTRACS System. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products.

Enerdyne currently holds one patent in the United States, Patent Number 5633686 for an Adaptive Digital Video System. The patent covers a system in which a decoder at a receiving station for a digitally encoded signal is able to automatically adapt to varying formats and operating modes. The method is independent of the particular video format or compression scheme employed, and functions with any transmission medium and bandwidth. The patent was filed on September 14, 1994 and issued on May 27, 1997. Enerdyne currently has two trademarks: ADVS(R) (Adaptive Video Standard) and Passlink(TM).

Employees


At February 28, 1999, the Company and its subsidiaries had 60 full-time and eight part-time employees.


Facilities

The Company conducts its operations from a leased 12,700 square foot facility in San Diego, California. The lease expires in December, 2002. The Company also leases a 9,800 square foot building in Santee, California for its Enerdyne subsidiary which expires in July 1999, and a 2,507 square foot facility in Gulfport, Mississippi which expires in January, 2000. BOATRACS (Europe) B.V. operates from a facility in Leiden, The Netherlands, pursuant to a lease expiring in December, 2001.

Legal Matters


The Company is not aware of any current or pending legal proceedings to which the Company is a party.


                                   MANAGEMENT


The executive officers and directors of the Company and their ages as of March 31, 1999 are as follows:

Name                     Age              Position


Michael Silverman        54               Chairman, Director


Jon Gilbert              55               President, Chief Executive Officer,
                                          Director


Giles Bateman            54               Director

Luis Maizel              48               Director


Mitchell Lynn            50               Director

Daniel Negroni           33               Vice President, Sales and
                                          Marketing

Charles Drobny, Jr.      48               Vice President, Application
                                          Development

John O'Bryant            53               Chief Financial Officer

Peter Carides            33               Director of Boatracs Operations
                                          International
                                          Managing Director, Boatracs
                                          (Europe) B.V.


Scott Boden              38               Director, Chief Technology
                                          Officer, Enerdyne Technologies, Inc.

Irene Shinsato           43             President, Enerdyne Technologies, Inc.

Mr. Silverman formed BOATRACS, Inc. in 1990 ("Old BOATRACS") and served as its Chairman, Chief Executive Officer, President and adirector of that company from its inception until the merger of Old BOATRACS with the Company (the "Merger") on January 12, 1995, at which time he assumed the same position with the Company. Mr. Silverman served the Company as President and Chief Executive Officer until October, 1997. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Gilbert joined the Company as its President, Chief Executive Officer and director in October, 1997. Mr. Gilbert was withMaintenance Warehouse the previous 12 years and held several executive positions, including the title of Chief Executive Officer. Mr. Gilbert earned a Bachelor of Scienc Degree from UCLA. In addition to being a Certified Public Accountant, he hold a Masters in Accounting Degree.

Mr. Bateman was elected a director of Old BOATRACS in 1994 and became a director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a director of Comp USA, a superstore computer retailer, and has served as that company's chairman since 1993. Mr. Bateman was a co-founder of The Price Company and served as chief financial officer and a director of that company from 1976 to 1991 and as vice chairman from 1986 to 1991. Mr. Bateman holds a Bachelor of Arts Degree in Jurisprudence, from Oxford University, England, and a Master of Business Administration from Harvard Business School.

Mr. Maizel became a director of the Company in October, 1995. For more than the past five years, Mr. Maizel has been president of LM Advisors and LM Capital Management, both money management firms, and a board member of several financial and commercial corporations in the U.S. and Mexico. He was born and raised in Mexico City, holds a Bachelor of Science Degree in Mechanical Electrical Engineering, a Master of Science in Industrial Engineering from the National University of Mexico and an Master of Business Administration from Harvard Business School where he also was a faculty member.

Mr. Lynn became a director of the Company in June, 1997. He is also President and Managing Director of Combined Resources International, a manufacturer of picture frames and other items. Mr. Lynn was President of The Price Company, a San Diego based warehouse club retailer from 1990-1993 and later senior executive vice president of Price/Costco until he resigned in 1994. He is a California Certified Public Accountant and holds Bachelor of Arts Degree in Economics and a Master of Business Administration from UCLA.


Mr. Negroni joined the Company in October, 1997 as Vice President of Business Development and Domestic Sales. In January 1999, Mr. Negroni became Vice President, Sales and Marketing of Boatracs' subsidiary ENERDYNE. Prior to joining the Company, Mr. Negroni was with Seltzer Caplan Wilkins & McMahon where he focused on business transactional law within the high technology industry. From 1993 to 1995, he held the position of Vice President, Sales and Marketing, at Dearan Imports. Mr. Negroni holds a Bachelor of Science in Business
Administration from Boston University and a Juris Doctorate degree from Georgetown University Law Center in Washington, D.C.

Mr. Drobny joined the Company in November, 1997 as Vice President, Application Development when the Company purchased the assets of BOATRACS Gulfport, a Company founded by Mr. Drobny in September, 1993. Prior to 1993, Mr. Drobny was Vice President and General Manager of Genesis Systems in Bay St. Louis, a manufacturer of marine information systems.

Mr. Carides joined the Company in March, 1998 as Managing Director of the Company's wholly owned subsidiary, Boatracs (Europe) B.V. He became Director of Boatracs Operations International in January 1999. Prior to joining the Company Mr. Carides had four years technical and eight years of management responsibilities in Hong Kong. He held the position of Executive Director with Brightpoint China Ltd. from July, 1996 to early 1998 with SafKong Holdings Ltd., from 1993 to early 1998 and with Technology Resources International Ltd. from 1994 through 1996.


Mr. Boden was elected as a director on September 2, 1998. Scott Boden founded Enerdyne in 1984 and was Enerdyne's CEO and Chief Technology Officer until July, 1998 when the Company purchased Enerdyne. Prior to founding Enerdyne, Mr. Boden was a designer of video products for Cinematronics Inc. Mr. Boden attended San Diego State University. Mr. Boden remains Chief Technology Officer of Enerdyne.

Irene Shinsato has served as President of Enerdyne since 1993. Prior to joining Enerdyne, Ms. Shinsato owned a public accounting practice, Irene Shinsato CPA, for nine years and was previously with Price Waterhouse. Ms. Shinsato has a BS from San Diego State University and is a Certified Public Accountant.


John O'Bryant joined the Company as Chief Financial Officer in April 1999. Prior to joining the Company, Mr. O'Bryant was Controller of APW zero cases, a division of Applied Power, Inc, based in Butler, Wisconsin. Previously he was Vice President, Controller of Cooper Vision Surgical in Irvine, California. He is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from San Diego State University.


There are no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.


During the year ended December 31, 1998, the Board held six meetings where all directors were present except Ms. Friskopp who missed three meetings and Mr. Maizel who missed one meeting. The Company presently has a Compensation Committee of the Board consisting of Mitchell Lynn, Chairman, and Giles Bateman. The Compensation Committee's primary function is to establish compensation for employees and effect promotions. The Audit Committee, consisting of Giles Bateman, Chairman, Mitchell Lynn and Luis Maizel, advises the Board as to the selection of the Company's independent accountants, reviews with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, approves the Company's annual audit and financial results and any material change thereto and makes recommendations to the Board regarding such matters. The Board does not have a standing Nominating Committee. During 1998, the Compensation Committee met eight times and the Audit Committee met three times.

                             Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.

                           SUMMARY COMPENSATION TABLE

Name and                                                         No. of shares
                                                                 underlying
Principal Position       Year        Salary            Bonus     Options


Michael Silverman        1998      $115,368(1)           $0
Chairman, Director       1997      $103,291              $0
                         1996      $100,000              $0

Jon Gilbert              1998      $120,000              $0
President, Chief         1997       $26,154(2)           $0
Executive
Officer, Director

Annette Friskopp         1998      $135,921                       50,000
Executive Vice           1997      $130,769            $49,350   250,000
President,               1996      $124,961            $31,800
Director

Daniel Negroni           1998      $116,128            $60,000     4,000
Vice President           1997       $19,885(2)                   100,000
Sales and Marketing

Charles Drobny, Jr.      1998      $145,934(3)          $0
Vice President,          1997       $25,000
Applications
Development



----------------
(1) Mr. Silverman was the president and chief executive officer of the Company until October, 1997. He currently serves as Chairman of the Board at an annual salary of $120,000.
(2) Mr. Gilbert and Mr. Negroni joined the Company during October, 1997. Mr. Gilbert's annual salary is $120,000 and Mr. Negroni's annual salary is $120,000.
(3) Mr. Drobny became Vice President effective November 1, 1997 following the acquisition of BOATRACS Gulfport. Mr. Drobny's annual salary is $150,000.



The Company entered into an employment agreement with Michael Silverman, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases in the Board's discretion. Mr. Silverman's base compensation is currently $120,000 annually. The employment agreement automatically renews for successive one-year periods unless terminated, and is terminable by the Company at any time for good cause as defined in the agreement.

In connection with the Restricted Stock Purchase Agreement between the Company and Jon Gilbert described below under "Certain Transactions," in the event that the Board of Directors terminates the employment of Mr. Gilbert without cause, Mr. Gilbert may require the Company to repurchase up to 1,840,252 shares of Common Stock for a price equal to the outstanding principal and interest due under the Promissory Note entered into in connection with the transaction.


In connection with the Company's purchase of BOATRACS Gulfport in November, 1997, the Company entered into a four-year employment agreement with Charles Drobny, Jr. Under the terms of the employment agreement, Mr. Drobny will be paid base compensation of $150,000 for two years commencing November 1, 1997 and $180,000 for the following two years. Mr. Drobny may receive, at his election, up to $30,000 per year in the form of shares of the Company's Common Stock for the first two years, and up to $60,000 per year in the form of shares of common stock for the second two years.

The Company entered into an Addendum to Stock Issuance/Employment Agreement effective January 21, 1991, and amended July, 1995, whereby Annette Friskopp's salary from April to December, 1995 was $108,000 and after December, 1995 increased to $120,000 per annum. In addition, beginning January, 1995, she became entitled to a bonus for each unit sold to an end user. In addition, the agreement granted Ms. Friskopp an option to acquire 100,000 additional shares of Common Stock, which has been treated as being a grant pursuant to the Company's 1996 Stock Option Plan at a price equal to the fair market value of such shares on the date of grant. In December, 1996 Ms. Friskopp was awarded an option to purchase 150,000 shares of Common Stock at an exercise price of $1.125 per share. The options will vest 20% annually over five years. Although Ms. Friskopp retained her current positions, the foregoing agreements were terminated effective December 31, 1997. Ms. Friskopp resigned as an officer and director of the Company in January 1999.


The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                                        Percent of
                           Number of    Total           Exercise
                           Securities   Options         or Base
                           Underlying   Granted         Price
                           Options      to Employees    Granted
                                        in Fiscal       (#)          Expiration
Name                                    Year ($/Share)


Michael Silverman          ---          ---             ---             ---
Jon Gilbert                ---          ---             ---             ---
Annette Friskopp           15,000        2%            $2.38           2005
                           35,000        5%            $2.94           2005
Daniel Negroni              4,000        1%            $2.38           2005
Charles Drobny, Jr.          ---        ---             ---             ---


The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year, and the fiscal year value of unexercised options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES


                                            Number of
                                            Securities
                                            Underlying
                                            Unexercised
                                            Options         Value of Unexercised
                    Shares                  at FY-End(#)    In-the-Money Options
                    Acquired on   Value     Exercisable/    at FY-End ($)
Name                Exercise      Realized  Unexercisable   Exercisable/
                      (#)          ($)                      Unexercisable
Michael Silverman      ---         ---          ---                 ---
Jon Gilbert            ---         ---          ---                 ---
Annette Friskopp       ---         N/A     100,000/200,000     $117,500/176,250
Daniel Negroni         ---         ---      20,000/84,000       $20,000/80,000
Charles Drobny, Jr.    ---         ---          ---                 ---

Compensation Committee Interlock and Insider Participation


During fiscal year 1998, Michael Silverman and Jon Gilbert, officers and directors of the Company, attended Compensation Committee meetings concerning executive officer compensation.


Director Compensation


Through May 1998, non-employee directors of the Company received $500 for each Board meeting they attended. Non-employee directors currently receive stock options to purchase Common Stock as compensation for Board meetings. Non-employee directors Messrs. Bateman and Maizel have received 10,000 options at an exercise price of $1.00 each in April, 1996 and options to purchase 10,000 shares at an exercise price of $1.25 per share in February 1997. Mr. Lynn received 10,000 options at an exercise price of $1.19 per share in June 1997. Messrs. Bateman and Lynn received 10,000 Common Stock Purchase Warrants, each exercisable at $2.44 per share in March 1998. Messrs. Bateman, Maizel and Lynn each received options to purchase 25,000 shares of Common Stock each exercisable at $4.63 per share in May 1998.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.


Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with.


                              Certain Transactions


The Company has a number of contractual relationships with QUALCOMM, which owns 1,112,265 shares (6%) of the outstanding Common Stock.


The Company entered into a License Agreement and Distribution Agreement dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM's OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This agreement has been amended from time to time. The agreement has an initial term of five years and three five-year extensions. The Company exercised its first extension in 1995, which will continue until 2000. See "Business -Agreements."

The Company also entered into a License Agreement with QUALCOMM in March, 1995, which requires QUALCOMM to pay to the Company a per copy royalty for certain interface software developed and owned by the Company as an enhancement to the OmniTRACS System. The License Agreement terminates upon termination of the License and Distribution Agreement. See "Business -- Agreements."

In March, 1997, the Company's wholly owned subsidiary Boatracs (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French joint venture company of the ALCATEL Group and QUALCOMM. The agreement appoints Boatracs (Europe) to be the maritime distributor of the OmniTRACS system in certain European countries under a similar basis that BOATRACS operates in the United States. See "Business -- Agreements."

During 1995, the Company entered into a note receivable agreement with Michael Silverman, then the Company's President and Chief Executive Office, under which the Company agreed to advance up to $369,230. Advances were secured by an agreed upon offset to Mr. Silverman's deferred compensation. The advances bore interest at 5.5% and were due on demand. Mr. Silverman's deferred compensation and the note were fully repaid on December 31, 1997, in accordance with the note receivable agreement.


In October, 1997, the Company entered into a Restricted Stock Purchase Agreement with Jon Gilbert, the Company's current President and Chief Executive Officer, and a related Promissory Note and Pledge Agreement. Under the Restricted Stock Purchase Agreement, Mr. Gilbert purchased 2,900,000 shares of Common Stock for $2,320,000 ($.80 per share). Mr. Gilbert paid $389,085 in cash and the remaining $l,930,915 by a promissory note bearing interest at a rate of 5.77%. The promissory note is secured by 2,416,665 of the purchased shares. The note was payable in four semi-annual installments of $420,241, with all remaining principal and accrued interest due April 15, 2000. During June 1998 the note and accrued interest was purchased by an outside party at a discount of $44,274 which was recorded as a deduction to the Common Stock originally issued. See also "Executive Compensation."

Effective November 1, 1997, the Company purchased certain assets of BOATRACS Gulfport for $500,000 cash, and 300,000 shares of Common Stock. The stock payment was subject to an option in favor of the Company exercisable if BOATRACS Gulfport did not achieve a certain target earnings level for the 1998 fiscal year whereby the Company may repurchase for a nominal price one share of such stock for every dollar by which BOATRACS Gulfport earnings fall short of the target. In December, 1998, the agreement was amended and the cash payable still outstanding in the amount of $250,000 was reduced to $30,000. In addition, the shares to be issued were reduced to 240,000. Charles J. Drobny, Jr., founder of BOATRACS Gulfport became Vice President of Applications Development of the Company at the time of the acquisition.

On July 7, 1998, the Company acquired ENERDYNE by means of a merger with a wholly owned subsidiary of the Company. ENERDYNE is a provider of versatile, high performance digital video compression products to the government and commercial markets. ENERDYNE, formed in 1983, is located in Santee, California. The acquisition price of $22.6 million was paid for by a combination of cash, common stock and notes payable. Patents in the amount of $18 million and goodwill in the amount of $10.5 million were recorded and each will be amortized over sixteen years. The two shareholders of ENERDYNE signed employment contracts with the Company for one and two years, respectively, and one shareholder was elected to the Board of Directors in September 1998.

A First Amendment to the Agreement and Plan of Reorganization in connection with the Enerdyne Acquisition was executed effective July 7, 1998. The Amendment increased the number of compensatory option shares and exercise price subject to a specific paydown on he acquisition notes payable to the selling shareholders. On December 29, 1998 bank financing was obtained to effect the compensatory contingency per the Amendment and the options were revised to 663,500 at an exercise price of $2.65 per share in accordance with the calculations and provisions in the Amendment.


Effective July 1, 1998 the Company exercised its option to acquire Oceantrac and certain assets of Systems, with whom it has had a joint venture agreement since 1996, to provide services to the Company in certain Canadian areas. The acquisition consideration of approximately $506,000 was effected through the exercise of a stock option and warrant agreement pursuant to a joint venture agreement and conversion of a note receivable in the amount of approximately $433,000. Intangibles of $388,000 were recorded and will be amortized over ten years.

Most of the foregoing transactions were entered into with the respective related parties prior to each becoming a related party, and were the result of arm's length negotiations. Agreements between the Company and QUALCOMM continue to be negotiated on an arm's length basis between the parties. To the extent any of the foregoing transactions were determined without arm's length negotiations, the Company believes that they were entered into on terms no less favorable to the Company than could have been obtained from independent third parties.

                             PRINCIPAL SHAREHOLDERS


Set forth below is certain information concerning the ownership of the Company's Common Stock as of March 23, 1999 by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.
                                            Number of             Percent of
                                            Shares Beneficially   Outstanding
Name and Address of Shareholder (1)         Owned                 Shares

QUALCOMM Incorporated                       1,112,265               6%
6455 Lusk Boulevard
San Diego, CA 92121
Michael Silverman                           3,908,317              20
Jon Gilbert                                 3,786,800  (2)         19
Annette Friskopp                              507,931  (8)          3
Giles Bateman                                 688,158               6
Luis Maizel                                   113,254  (3)          *
Mitchell Lynn                                 137,833  (4)          *
Daniel Negroni                                 35,800               *
Charles Drobny, Jr.                           247,000  (6)          1
Peter Carides                                  20,000  (7)          *
Scott Boden                                 1,709,575  (5)          9
Irene Shinsato                              1,709,575  (5)          9
All Directors  and Executive
Officers as a group (12                    12,864,243              66%
persons) (7)

(1) The address for all directors and executive officers is 10675 Sorrento Valley Road, Suite 200, San Diego, California, 92121.
(2) Includes 622,053 shares held in a Family Trust of which Mr.Gilbert is a trustee. Does not include a total of 58,800 shares held by Mr. Gilberts'children for which Mr.Gilbert disclaims beneficial ownership.
(3)      Includes  83,600  shares  held by the  Maizel  Family  Trust of which
         Mr.  Maizel is a trustee  and  15,321  shares  held in a
         Retirement Plan for which Mr. Maizel is a trustee.
(4) Includes 20,000 shares held in trust for children which Mr. Lynn disclaims beneficial ownership of. The number also includes 50,000 options issued under a Non-Circumvention Agreement dated January 9, 1996 at $1.50 per share.
  (5) Represents 1,465,350 shares which were issued to prior shareholders of Enerdyne as part of the purchase price. These shares are not currently tradable and are part of this registration statement. Also includes 244,225 warrants at $2.00 per share which are included in this registration statement.
(6)      240,000 of the shares represent restricted stock granted under an agreement.
(7) Includes shares issuable upon the exercise of options or warrants within sixty days of March 23 1999, as follows: Mr. Bateman 24,333 shares, Mr. Lynn, 20,333 shares, Ms. Friskopp 130,000 shares, Mr. Maizel 14,333 shares, Mr. Negroni 20,800 shares, and Mr. Carides 20,000 shares. These options are also included in the total shares shown above for the individuals.
(8)      Ms.  Friskopp was a director in 1998.  She resigned in January  1999.
* Less than 1%

                              SELLING SHAREHOLDERS

The following table sets forth the number of Shares of Common Stock beneficially owned by each of the Selling Shareholders. Except as otherwise specified below, each of the Selling Shareholders has sole voting and investment power with respect to the Shares, subject to applicable community property and similar laws.

Name of Selling Shareholder                                   Shares

QUALCOMM Incorporated                                       1,112,265



Jon Gilbert (1)                                             3,786,800
Jennifer Gilbert  (3)                                          29,400
Karly Gilbert  (3)                                             29,400
Gary and Ann Gilbert (2)                                       10,000
Rick and Marilyn Gilbert (2)                                   10,000
Cathy Gilbert (2)                                              10,000
Charles and Amanda Minsky                                      10,000
Larry and Megan Minsky                                         10,000
John and Julie Kerner                                           2,000
Pamela & Jack Saxton                                            3,000
Torrey Pines Securities (4)                                    25,000
Mitchell Lynn (5)                                              60,000
Norman Smith                                                   15,000
Norman Solomon                                                  5,000
Bank Insinger De Beuford N.V.                                  40,000
Julius Trump (6)                                               80,000
Richard Coates (7)                                             30,000
Giles Bateman (8)                                              10,000
Irene Shinsato (9)                                          2,373,075
Scott Boden (10)                                            2,373,075
Sol Price (11)                                                 25,000
Gary Shields (12)                                              40,425
Carl Fredericks (13)                                           40,425
Glenn S. Nickerson                                              2,500
Job A.Crocker                                                   1,250
Gaspesie Telecommunications                                     1,250
Daniel and Linda Weissberg                                     10,000
Eleanor and Joseph Weissberg                                   10,000
                                                               ------
                                                   Total   10,154,865

-------------------------
(1) Mr. Jon Gilbert, President, Chief Executive Officer and a director of the Company is a trustee of the Gilbert Family Trust which holds 622,053 of the above shares.
(2) Relatives of Mr. Jon Gilbert who disclaims beneficial ownership of these shares
(3) Jennifer and Karly Gilbert are children of Mr. Jon Gilbert. Mr.Gilbert disclaims beneficial ownership of the Shares.
(4) Represents Shares issuable upon exercise of a warrant dated October 31, 1995 to purchase 25,000 shares at $1.50 each. The warrant was exercised in May, 1998.
(5) Represents Shares issuable upon exercise of options for 50,000 share at $1.50 per share and exercise of warrants for 10,000 shares at $2.44 per share.
(6) Mr. Trump was a director of the Company. He resigned from the Board in May,1998.
(7) Represents Shares issuable under a warrant agreement at $1.50 per share. (8) Represents Shares issuable under a warrant agreement at $2.44 per share.
(9) Includes 1,465,350 Shares issued as part of acquisition of Enerdyne, warrants to purchase 244,225 shares and stock options to purchase 663,500 shares of common stock.
(10) Includes 1,465,350 Shares issued as part of acquisition of Enerdyne, warrants to purchase 244,225 shares and stock options to purchase
       663,500 shares of common stock.
(11)   Represents Shares issuable upon exercise of a warrant dated June 25,1998.
(12) Represents 34,650 Shares issued for financial services in connection with the purchase of Enerdyne and 5,775 Shares issuable upon exercise of a warrant.
(13) Represents 34,650 Shares issued for financial services in connection with the purchase of Enerdyne and 5,775 Shares issuable upon exercise of a warrant.


                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, no par value ("Common Stock"), and 1,000,000 shares of Preferred Stock, no par value ("Preferred Stock").

Common Stock


As of March 31, 1999, there were 18,852,508 shares of Common Stock outstanding held by approximately 310 holders of record.


The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock will have such number of shares, designations, rights, preferences, privileges and restrictions as may be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case, could be superior to the rights associated with the Common Stock.

The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Limitation of Liability and Indemnification

Pursuant to provisions of the California Corporations Code, Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director, officer, employee or agent of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Chase Mellon Shareholder Services is the transfer agent and registrar for the Company's Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


As of November 15, 1998, the Company had 18,852,508 shares of Common Stock outstanding. Of these, approximately 13,850,945, including all of the Shares offered by this Prospectus, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"), may generally only be resold in compliance with the applicable provisions of Rule 144. Substantially all of the remaining 5,001,563 shares of Common Stock are held by directors and executive officers of the Company and will be subject to the volume limitations discussed below and certain other limitations.


In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under this Rule with those of others) whose restricted securities (as that term is defined in Rule 144) have been fully paid for and meet the Rule's one-year holding period provisions, including Affiliates of the Company, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold by such person in any three-month period is not in excess of the greater of 1% of the total number of shares of Common Stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. The Rule provides further that after restricted securities have been fully paid for and meet the Rule's two-year holding period provisions, such securities may be sold by persons who are not Affiliates of the Company without regard to volume or manner of sale limitations; however, in general, securities held by Affiliates of the Company must continue, even after the two-year holding period, to be sold in broker's transactions or directly to market makers in such securities, subject to the volume limitations described above. The foregoing is a brief summary of certain provisions of Rule 144 and is not intended to be a complete description thereof.

To date there has been a limited public trading market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                               MARKET INFORMATION

The Company's Common Stock began trading in the over-the-counter market in March, 1995 and is quoted on the OTC Bulletin Board under the symbol "BTRK." The following table sets forth high and low bid quotations for the Common Stock as provided by the National Association of Securities Dealers, Inc.:


                                                       High Bid       Low Bid
Quarter Ended
March 31, 1999                                             2.66        1.81
December 31, 1998                                          3.13        1.75
September 30, 1998                                         4.81        2.63
June 30, 1998                                              4.94        3.25
March 31, 1998                                             4.00        2.06
December 31, 1997                                          2.75        1.00
September 30, 1997                                         1.56         .94
June 30, 1997                                              1.50         .50
March 31, 1997                                             1.81        1.00
December 31, 1996                                          1.50         .63
September 30, 1996                                         1.50         .75
June 30, 1996                                              2.00         .75
March 31, 1996                                              .94         .75

On April 20, 1999, the closing price of the Common Stock, as reported on the OTC Bulletin Board, was $2.25. As of March 23, 1999, the Company had approximately 310 holders of record of its Common Stock. The Company has not paid any dividends since its reorganization and does not currently intend to declare any dividends.


The quotations set forth above represent inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The existence of quotations for the Common Stock should not be deemed to imply that there is an established public trading market for the Company's Common Stock.

                              PLAN OF DISTRIBUTION

The Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

The Company is bearing all of the costs relating to the registration of the Shares (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Sellers. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the registration rights granted to QUALCOMM in connection with QUALCOMM's acquisition of Shares, the Company has agreed to indemnify QUALCOMM and any person who controls QUALCOMM against certain liabilities and expenses arising out of, based upon or relating to information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                                  LEGAL MATTERS

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Solomon Ward Seidenwurm & Smith, LLP, San Diego, California.


                                     EXPERTS
The financial statements of the Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

            Page


   Independent Auditors' Report.........................................    F-2
   Consolidated Balance Sheets as of December 31, 1998 and 1997............ F-3
   Consolidated Statements of Operations for the years ended
      December 31, 1998, 1997 and 1996....................................  F-4
   Consolidated Statements of Cash Flows for the years ended
      December 31, 1998, 1997 and 1996..................................... F-5
   Consolidated Statements of Stockholders' Equity (Deficit) for the
      years ended December 31, 1998, 1997 and 1996......................... F-6
   Notes to Consolidated Financial Statements..............    F-7 through F-17

(DELOITTE & TOUCHE LLP)



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
    Stockholders of Boatracs, Inc.:


We have audited the accompanying consolidated balance sheets of Boatracs, Inc. (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.





February 26, 1999
San Diego, California

BOATRACS, INC.


CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
------------------------------------------------------------------------------

ASSETS                                                 1998                 1997

CURRENT ASSETS:
  Cash                                           $   416,361          $  392,712
  Accounts receivable - net                        2,320,404             937,010
  Inventories                                        684,737             234,092
  Prepaid expenses and other assets                  259,379             107,435
                                          ------------------   -----------------

           Total current assets                    3,680,881           1,671,249

PROPERTY - net                                       738,337             223,863
PATENT - net                                      17,459,135
GOODWILL - net                                    11,192,133             830,917
NOTES RECEIVABLE                                                         310,463
                                          ------------------   -----------------

TOTAL                                           $ 33,070,486         $ 3,036,492
                                          ==================   =================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                               $ 1,068,347         $ 1,156,111
  Accrued expenses                                 1,064,993             243,162
  Acquisition cost payable                                               250,000
  Current portion of notes payable                 1,730,399
                                          ------------------   -----------------
           Total current liabilities               3,863,739           1,649,273

NOTES PAYABLE                                      8,094,778
DEFERRED TAX LIABILITY                             6,639,584
COMMITMENTS (Notes 5 and 10)

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value;
  1,000,000 shares authorized,
  no shares issued
  Common stock, no par value;
  100,000,000 shares authorized,
  18,834,032 and 15,806,977 shares
  issued and outstanding in 1998
  and 1997, respectively                          17,527,48            6,949,244
   Notes receivable for common
   stock issued                                                      (2,117,836)
  Accumulated deficit                            (3,055,098)         (3,444,189)
                                         ------------------    -----------------

           Total stockholders' equity            14,472,385           1,387,219
                                         ------------------   -----------------

TOTAL                                          $ 33,070,486         $ 3,036,492
                                         ==================   =================


See notes to consolidated financial statements.

BOATRACS, INC.


CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------
                                      1998              1997             1996
REVENUES:
  Communications systems          $4,033,264        $2,413,013        $1,384,704
  Data transmission and
  messaging                        3,881,244         2,790,903         2,073,360
  Video compression                2,258,812
                               -------------     -------------      ------------



           Total revenues         10,173,320         5,203,916         3,458,064
                               -------------     -------------      ------------
COSTS AND EXPENSES:
  Communications systems           2,460,359         1,572,304           869,946
  Data transmission and
  messaging                        1,892,893         1,418,461         1,089,719
  Video compression                  731,752
  Selling, general and
  administrative                   4,755,523         2,505,190         2,461,018
                              --------------     -------------      ------------
  Total costs and expenses         9,840,527         5,495,955         4,420,683
                              --------------     -------------      ------------

INCOME (LOSS) FROM OPERATIONS        332,793         (292,039)         (962,619)
INTEREST INCOME                       47,423           39,212             60,117
INTEREST EXPENSE                    (413,335)          (2,060)           (2,936)
                              --------------    --------------     -------------
LOSS BEFORE TAXES                    (33,119)         (254,887)        (905,438)
INCOME TAX BENEFIT                   422,210
                              --------------    ---------------    -------------
NET INCOME (LOSS)                 $  389,091       $  (254,887)      $ (905,438)
                              ==============    ===============    =============

BASIC EARNINGS PER COMMON
SHARE                                 $0.02           $ (0.02)         $ (0.07)
DILUTED EARNINGS PER COMMON SHARE     $0.02               n/a              n/a
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING                     17,333,426       13,535,433        12,597,471
Dilutive effect of:
Employee stock options               737,557           n/a              n/a
Warrants                             286,651           n/a              n/a
Weighted average common shares
  outstanding, assuming dilution  18,357,634


See notes to consolidated financial statements

BOATRACS, INC.
CONSOLIDATED STATEMENTS
 OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31,
 1998, 1997, AND 1996
--------------------------------------------------------------------------------
                                                          Note
                      Common  Stock                       Receivable     Total
                                             Accumulated  for Common   Stock
                      Shares     Amount          Deficit  Stock        holders"
BALANCE, JANUARY 1,                                                    Equity
 1996               12,577,710 $4,186,325    $(2,283,864) ($604,979)  $1,297,482

  Common stock
  issued in
  connection
  with services
  rendered              24,600     24,600                                 24,600

  Payments received
  on note receivable                                       183,557       183,557
  Net loss                                     (905,438)               (905,438)
                   ----------- ------------ -----------  ------------  ---------
BALANCE,
DECEMBER 31, 1996   12,602,310  4,210,925    (3,189,302) (421,422)     (600,201)
  Common stock
  issued through
  Exercise of stock
   options               4,667      4,792                                  4,792
  Common stock
  issued through
  Restricted Stock
  Purchase
  Agreement          2,900,000  2,320,000              (1,930,915)       389,085
  Common stock
  issued in connection
  with acquisition     300,000    420,000                                420,000
  Payments received
  on note receivable                                      234,501        234,501
  Issuance costs in
  connection with
  Common stock issued             (6,473)                                (6,473)

 Net loss                                      (254,887)               (254,887)
                   ----------   ---------     ---------- --------    -----------
BALANCE DECEMBER
31, 1997           15,806,977   6,949,244    (3,444,189)(2,117,836)    1,387,219
Common stock issued
through exercise
of stock option
and warrants           82,055     103,243                                103,243

Discounted payments
received on note
Receivable for
common stock                      (44,274)               2,117,836     2,073,562
Common stock
issued for
acquisitions        2,945,000  10,519,270                             10,519,270
  Net income                                    389,091                  389,091
BALANCE            ----------  ----------     ---------    ------    -----------
DECEMBER 31,
1998               18,834,032 $17,527,483   (3,055,098)        $0    $14,472,385
                   ==========  ==========     =========   =======    ===========


See notes to consolidated financial Statements.

BOATRACS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------
                                             1998            1997           1996
OPERATING ACTIVITIES:
Net income (loss)                        $ 389,091     $ (254,887)   $ (905,438)
  Adjustments to reconcile
  net loss to net cash used in operating
  activities:
  Deferred tax benefit                   (422,210)
  Loss on disposal of assets                               15,907
  Depreciation and amortization          1,183,396         76,851         44,420
  Net accretion of discount
  on investment securities                                              (42,204)
  Provision for bad debts                   68,651
  Consulting service
  expense paid with common stock                                          24,600
    Changes in assets and
    liabilities:
    Accounts receivable, net            (1,452,045)     (379,764)      (149,754)
    Inventories                           (450,645)     (141,974)       (59,809)
    Prepaid expenses and
    other assets                          (151,944)      (33,725)       (57,085)
    Accounts and acquisition
    costs payable and
    accrued expenses                       734,067       852,607        103,201
                                     -------------   -----------      ----------
Net cash (used in) provided
by operating activities                   (101,639)      135,015     (1,042,069)
                                     -------------  ------------     -----------
INVESTING ACTIVITIES:
  Net cash paid in acquisitions         (1,458,691)    (425,000)
  Purchase of investment securities                                  (2,825,799)
  Proceeds from maturities of
  investment securities                                 425,852        3,907,000
  Issuance of notes receivable                         (102,000)       (114,143)
  Capital expenditures                    (388,003)    (181,806)        (92,752)
                                      ------------  ------------    ------------
Net cash (used in) provided
by investing activities                 (1,846,694)    (282,954)         874,306
                                      ------------   -----------    ------------
FINANCING ACTIVITIES:
  Proceeds from note receivable
  issued for common stock                2,073,562       234,501         183,557
  Proceeds from short-term margin loan                  (139,268)        139,268
  Repayment of net deferred compensation                 (45,129)      (203,646)
  Cash received for stock options
  and warrants exercised                   103,243
  Payment of notes payable                (204,823)
  Net proceeds from issuance
  of common stock                                        387,403

                                       ------------   ------------   -----------
 Net cash provided by
financing activities                     1,971,982       437,507        119,179
                                       -------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH             23,649        289,568       (48,584)
CASH AT BEGINNING OF YEAR                  392,712        103,144        151,728
                                       ------------   ------------  ------------
                                       $   416,361     $  392,712     $  103,144
                                      ============    ============  ============
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
  Cash paid for interest               $   413,335                     $   2,936
SUPPLEMENTAL DISCLOSURES
OF NON-CASH INVESTING
AND FINANCING ACTIVITIES
Issuance of notes payable             $ 10,000,000
  Common stock issued
  for acquisition                     $ 10,558,996     $  420,000
  Common stock issued for
  services rendered                                                    $  24,600
  Discount on redemption of note
  receivable for common stock           $   44,274
  Reclassification of evaluation
  inventory units to property           $   88,372
  Common stock issued for note receivable             $ 1,930,915


See notes to consolidated financial statements.


BOATRACS, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations - BOATRACS, Inc. and its wholly owned subsidiaries Enerdyne Technologies, Inc. ("Enerdyne"), OceanTrac, Inc. and BOATRACS (Europe) B.V. (collectively called the "Company") is engaged in the business of distribution of the OmniTRACS satellite-based communications and tracking system for marine application under a license and distribution agreement with QUALCOMM, Incorporated ("QUALCOMM", see Note
      10) and is also a provider of video compression products to the government and commercial markets. Under the QUALCOMM agreement, the Company sells mobile communications terminals and software for use on board marine vessels and by marine dispatchers. In addition, the Company also provides 24-hour data transmission and messaging services. MED Associates, Inc. ("Gulfport") which was acquired by the Company in November 1997 is a provider of software applications and service solutions to the commercial workboat industry and to oil companies.

      Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Boatracs, Inc. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

      Investment Securities - Investment securities represented U.S. Treasury securities that the Company held to maturity, which were reported at amortized cost.

      Inventories - Inventories, comprising of raw materials, work in process and furnished goods, are carried at the lower of average cost or market.

      Property, Patent and Goodwill - Property is recorded at cost. Depreciation is provided under the straight-line method over the estimated useful lives of the assets (generally 3-5 years). Goodwill is amortized over 10 and 16 years, and the Company's patent is amortized over 16 years.

      Revenue Recognition - Revenue from the sale of communication systems is recognized at the time the equipment is shipped to the customer. Revenue from messaging is recognized at the time the transmission is made by the customer. Sales of standard video compression units, which do not entail significant customer modifications, are recognized upon shipment of products to customers. Revenues related to contracts involving significant customer modifications or the development of new technologies are accounted for using the percentage-of-completion as costs are incurred. Products are subject to a right of return for one year. Actual return experience has not been significant.

      Significant Customers - For the Company's communications, data transmission and software revenues, major customers individually accounted for 24%, 10% and 8% of 1998 sales, 18%, 12% and 9% of 1997 sales, and 26%,
      12% and 8% of 1996 sales. Accounts receivable from these customers aggregated $387,432 and $437,077 at December 31, 1998 and December 31, 1997 respectively. Enerdyne's major video compression customers individually accounted for 19%, 16% and 10% of sales since acquisition date in 1998. Accounts receivable from these customers aggregated $270,994 at December 31, 1998. The Company and Enerdyne have not historically experienced any losses on their accounts receivable.

      Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price.

      Net Income (Loss) Per Share - Net income (loss) per share is calculated using the weighted average number of shares outstanding during each year. In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (EPS). This statement requires the presentation of earnings per share to reflect both "Basic EPS" and "Diluted EPS" on the face of the income statement. In the years ending December 31, 1997 and 1996, common stock equivalents had an anti-dilutive effect on the net loss, and therefore diluted EPS is not presented.

      Segment Information - In 1998, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". Accordingly, the Company has disclosed all applicable results of operations by segment and geographic details as proscribed.

      Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassifications - Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

2.       ACQUISITIONS

      Enerdyne Technologies, Inc. - On July 7, 1998, the Company purchased Enerdyne Technologies, Inc. ("Enerdyne"), a provider of versatile, high performance digital video compression products to the government and commercial markets. Enerdyne, formed in 1984, is located in Santee, California. The acquisition price of $22.6 million was paid for by a combination of cash, common stock and notes payable. Patents in the amount of $18 million and goodwill in the amount of $10.5 million were recorded and will each be amortized over 16 years. The two selling shareholders of Enerdyne signed employment contracts with the Company for one and two years, respectively, and one selling shareholder was elected to the Board of Directors in September, 1998.

      A First Amendment to the Agreement and Plan of Reorganization ("Amendment") in connection with the Enerdyne Acquisition was executed effective July 7, 1998. The Amendment increased the number of compensatory option shares and exercise price subject to a specific paydown on the acquisition notes payable to the selling shareholders. On December 29, 1998 bank financing was obtained to effect the compensatory contingency per the Amendment (see Notes Payable - Note 6) and the options were revised to 663,500 at an exercise price of $2.65 in accordance with the calculations and provisions in the Amendment.

   The following summarized unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year:

             PROFORMA INFORMATION,  (Unaudited)         1998              1997
             --------------------
                                                  -----------        ----------
             Net sales                            $5,657,842         $12,421,000
             Net income                          $   295,086         $ 1,184,000
             Basic earnings (loss) per share            $.02                $.08
             Diluted earnings per common share          $.01                $.07
             Weighted average common shares
             outstanding                          18,870,412          16,535,000
             Weighted average common shares
             outstanding,                         20,309,195          16,677,000
             assuming dilution

      OceanTrac Inc. - Effective July 1, 1998, the Company acquired all of the outstanding shares in OceanTrac Inc., a Canadian corporation ("OceanTrac"). The acquisition was effected by the exercise of the Company's rights under a 1996 Joint Venture Agreement entered into among the Company, OceanTrac and OceanTrac Systems Limited, a Nova Scotia corporation ("Systems"). In addition, the Company purchased all of the assets of Systems for consideration of 5,000 shares of the Company's Common Stock valued at $4.75 per share and foregiveness of notes totaling $310,463. The acquisition of OceanTrac and Systems resulted in recording of intangibles in the amount of approximately $388,000 which will be amortized by the Company over ten years.

      MED Associates, Inc. - Effective November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("Gulfport") for $500,000 cash, and 300,000 shares of restricted common stock valued at $1.40 per share. Goodwill in the original amount of $845,000 was recorded and is amortized over ten years.

      On December 30, 1998 the Agreement with Gulfport was amended to reduce the shares of restricted stock to 240,000 and cash that was payable in December 1998 to $30,000. Accordingly, goodwill was reduced by $304,000.

      Gulfport is a Mississippi-based provider of software applications and service solutions to the marine industry. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of Gulfport are included in the consolidated balance sheet as of December 31, 1997. The results of Gulfport's operations from the date of the acquisition to December 31, 1997 were not significant.

3.       BALANCE SHEET DETAILS


                                                  1998                  1997
                                         -----------------      ----------------
        Accounts receivable                $ 2,384,604                $  949,874
           Less allowance for
           doubtful accounts                    64,200                    12,864
                                           ---------------      ----------------
                                           $ 2,320,404                $  937,010
                                         -----------------      ----------------
        Inventory:
             Raw materials                $    364,889
             Work in progress                  214,155
             Finished goods                    105,693                  $234,092
                                         -----------------      ----------------
               Total                       $   684,737                  $234,092
                                         -----------------      ----------------

        Property - at cost:
            Computers and equipment       $    835,320                $  334,942
            Furniture and fixtures             211,905
            Leasehold improvements              55,390                    37,655
                                         -----------------      ----------------
                                             1,102,615                   372,597
           Less accumulated depreciation       364,278                   148,734
                                         -----------------      ----------------
                                          $    738,337                $  223,863
                                         -----------------      ----------------
     Goodwill                              $11,633,203                $  845,000
            Less amortization                  441,070                    14,083
                                         -----------------      ----------------
                                           $11,192,133                $  830,917
                                         -----------------      ----------------

        Patent                             $18,000,000
             Less amortization                 540,865
                                         -----------------
                                           $17,459,135
                                         -----------------

      Depreciation expense was $216,967, and $62,768 and $44,420 for the years ended December 31, 1998, 1997, 1996 respectively. Amortization expense was $966,429 and $14,083 for the years ended December 31, 1998 and 1997 respectively.

4.    NOTES RECEIVABLE

      Canadian Company - The Company had a note receivable agreement with a Canadian company. Outstanding advances on the note bore interest at 9.0% and were due on demand. Advances on the note totaled $310,463 at December 31, 1997. In July 1998, the Company acquired 100% of the Canadian Company (see Note 2 -Acquisitions).

5.    LEASES

      Facility Leases - The corporate office leases its facilities under a non-cancelable operating lease that expires December 2002. The Company relocated to this facility in July 1998. The Company's leases have rent escalation terms based on the Consumer Price Index, which will affect future minimum lease payments. The Company also leases a 9,800 square foot building in Santee, California for its Enerdyne subsidiary, which expires in July 1999, and a 2,507 square foot facility in Gulfport, Mississippi, which expires in January 2000. Boatracs (Europe) B.V., operates a facility in Leiden, The Netherlands pursuant to a lease expiring in December 2001. Total rent expense was $217,157, $57,894 and $51,900 for the years ended December 31, 1998, 1997 and 1996 respectively.

      Future minimum lease payments at December 31, 1998 are summarized as follows:


                    Year Ending December 31,

                    1999                                   $ 388,388
                    2000                                     226,318
                    2001                                     224,556
                    2002                                     189,865
                    Total                                 $1,029,127

6.    NOTES PAYABLE

      In connection with the acquisition of Enerdyne on July 7, 1998 (see Note 2
      - Acquisitions), the Company issued two notes payable in the total amount of $10,000,000 to or on behalf of the previous owners. Notes in the amount of $8,000,000 are senior promissory notes payable on July 7, 1999 and bearing interest at 8.5% per annum. The other notes are subordinated promissory notes in the amount of $2,000,000 with specified minimum annual payments and any remaining amounts payable June 30, 2002 and bearing interest at 8.5% per annum.

      On December 29, 1998, the Company entered into a five year loan agreement with a bank for $4,250,000 at a variable interest rate based on the lender's prime rate. The initial rate at December 29, 1998 was 7.75%. The proceeds were used to pay a portion of the $8,000,000 loan to the previous Enerdyne owners. The loan is collaterized by the stock of the Company's subsidiaries (Boatracs Europe, OceanTrac, Inc. and Enerdyne Technologies, Inc.), as well as the Company's inventory, accounts, equipment, fixtures and other goods. The terms for the remaining balances on the notes were amended so that they expire on January 1, 2004.

      On December 29, 1998, the Company entered into a line of credit agreement with the bank to borrow up to $750,000 at an interest rate equal to the lender's prime rate which was 7.75% on December 29, 1998. The agreement expires on December 29, 2000. At December 31, 1998 there were no borrowings on the line of credit.

                                                                     Balance at
                                                               December 31, 1998
                                                               -----------------
                   Promissory note payable to bank                  $  4,250,000
                   Senior promissory notes                             3,575,177
                   Subordinated promissory note                        2,000,000
                                                                ----------------
                                                                       9,825,177
                   Current portion                                     1,730,399
                                                               -----------------
                        Long term portion                           $  8,094,778
                                                               -----------------

      Future minimum debt payments are summarized as follows:


                      Year ending December 31,
                      1999                                            $1,730,399
                      2000                                             1,964,687
                      2001                                             2,154,937
                      2002                                             2,217,248
                      2003                                             1,685,066
                      Thereafter                                          72,840
                                                               -----------------
                      Total                                           $9,825,177
                                                               -----------------


     Future minimum debt payments are subject to acceleration under certain conditions.

7.       INCOME TAXES

     Due to a valuation allowance provided for deferred income tax assets for the years ended December 31, 1997 and 1996, there was no income tax expense or benefit and the Company's effective income tax rate was 0%.

     The tax effects of significant temporary differences that comprise deferred tax balances are as follows:

                                                December 31         December 31,
                                                       1998               1997


                                           ----------------     ----------------
         Deferred assets/(liabilities)
         Net operating loss carryforward           $568,000            $830,000
         Income tax credits                         105,000              49,000
         Allowance for uncollectible account         28,000               6,000
         Deferred income                              8,000              16,000
         State taxes                                  5,000                 400
         Patent                                  (6,984,000)
         Other                                       12,000              15,000
                                           ----------------     ----------------
         Net deferred assets/(liabilities)       (6,258,000)            916,400
             Valuation allowance                   (388,000)           (916,400)
                                           ----------------     ----------------
             Total deferred tax amount          $(6,646,000)                  0
                                           ----------------     ----------------

      The provision for income taxes consists of the following:

                                                       Income/(expense)
                      .                                  Fiscal 1998


                                                   ----------------------
          Current:
               Federal                                 $173,939
               State                                      3,497
                                                   ----------------------
                Total current                           177,436
                                                   ----------------------
          Deferred:
               Federal                                  127,726
               State                                    117,048
                                                   ----------------------
                Total deferred                          244,774
                                                   ----------------------
                 Total Provision                       $422,210
                                                   ----------------------

      At December 31, 1998, the Company had unused net operating loss carryforwards of approximately $449,000 for Federal income tax purposes which expire at various dates from 2005 to 2012 and $320,000 for state income tax purposes which expire at various dates from 1999 to 2002.

      A reconciliation of the statutory federal income tax rate with the Company's effective income tax is as follows:

                                     Fiscal             Fiscal            Fiscal
                                     1998               1997               1996
                          ---------------     --------------    ----------------
          Statutory federal rate     (34%)              (34%)             (34%)
          State income taxes
          Net of federal income
          tax benefit              (245%)
          Change in valuation
          allowance                (1293%)               36%               34%
          R & D credit               (82%)               (6%)
          Goodwill                    321%
          Other                       28%                 4%
                           ---------------     --------------    ---------------
          Effective tax rates      (1305%)                0%                0%
                           ===============     ==============    ===============

8.    STOCKHOLDERS' EQUITY

      Note Receivable Issued for Common Stock - During March 1995, the Company issued 1,112,265 shares of common stock to Qualcomm (see Note 9 - Related Party Transactions) for $737,000. The purchase price of the shares was paid by a reduction in the price of certain products and services currently provided by Qualcomm to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under a license and distribution agreement (see
      Note 10 - License and Distribution Agreement). The transaction was recorded as a note receivable for common stock issued which is reduced as discounts are earned. Through December 31, 1998, a total of $737,000 in discounts had been earned and the balance of the note receivable eliminated.

      In October 1997, the company issued 2,900,000 shares of common stock to an individual who subsequently became an officer/director of the company, at a discounted rate of $0.80 per share pursuant to the terms of the Restricted Stock Purchase Agreement. In connection with the shares, the Company received a promissory note in the amount of $1,930,915 bearing 5.77% interest. The note required payments of $420,240 on April 15 and October 15 of each year commencing in 1998 with the final payment due on April 15, 2000. The note had been recorded as a reduction of equity on the balance sheet. During 1998, the note and accrued interest were purchased by an outside party at a discount of $44,274, which was recorded as a reduction of the common stock originally issued.

      In July 1998, the Company issued a total of 3,000,000 shares of common stock to the selling shareholders and their investment bankers of Enerdyne valued at $3.17 pursuant to an Agreement and Plan of Reorganization.

      Stock Warrants - During October 1995, the Company issued 25,000 common stock purchase warrants. The warrants represent the right to purchase one share of the Company's common stock at $1.50 and expire during October 1998. In 1998, the warrants were exercised.

      In April 1998, the Company issued 30,000 warrants to a consultant, at an exercise price of $1.50 per share.

      In June 1998, the Company issued warrants to purchase 25,000 shares of common stock at $4.44 per share to a third party in connection with a purchase of a promissory note from a director and officer of the Company.

      In July 1998, the Company issued warrants to purchase 500,000 shares of common stock at $2.00 per share to the selling shareholders of Enerdyne and their investment bankers.

      Stock  Options  -  During  January  1996,  the  Company   entered  into  a
      Non-Circumvention Agreement with a financial consultant. The agreement included a grant of 50,000 stock options at $1.50 each. There is no expiration date on the agreement, however the agreement may be terminated by the company at will.

      In July, 1998, the Company issued options to purchase 1,000,000 shares of common stock to the two selling shareholders of Enerdyne at $2.00 per share. Pursuant to an amendment to the agreement, the options were adjusted to a total of 1,327,000 options at $2.65 each.

      Registration Statements with the Securities and Exchange Commission - During 1995, the Company filed two registration statements on Form S-1 with the Securities and Exchange Commission, registering a total of 6,049,684 shares of the Company's common stock. The Company did not receive any proceeds from this transaction.

      During May 1996, the Company filed Post-Effective Amendment No. 3 to its Form S-1, which provides for registration of 6,033,385 shares on behalf of certain selling stockholders. The Company did not receive any proceeds from this transaction.

      During May, 1997, the Company filed a registration statement on Form SB-2 that provides for registration of 5,490,956 shares on behalf of selling stockholders. The Company did not receive any proceeds from this transaction.

      During April 1998, the Company filed a registration statement on Form SB-2 that provides for registration of 9,900,070 shares on behalf of selling shareholders. The Company did not receive any proceeds from this transaction. The registration statement, which is not yet effective, has been refiled for final acceptance by the Commission.

      Stock Option Plan - Under the amended 1996 Stock Option Plan ("the Plan"), the Company may grant incentive and non-qualified options to purchase up to 2,000,000 shares of common stock to employees, directors and consultants at prices that are not less than 100% (85% for non-qualified) of fair market value on the date the options are granted. Options issued under the Plan expire seven years after the options are granted and generally become exercisable ratably over a five-year period following the date of grant. Stock option transactions are summarized below:

                                     Number of  Shares        Price per Share


                                 -----------------------    --------------------

       Outstanding , January 1, 1996         0
       Granted                         730,500             $1.00    -      $1.81
       Cancelled                       (21,000)            $1.00    -      $1.81
                                 -----------------------
       Outstanding, December 31,
       1996                            709,500             $1.00    -      $1.81
       Granted                         167,500             $1.19    -      $1.25
       Cancelled                      (208,934)            $1.00    -      $1.18
       Exercised                        (4,667)            $1.00    -      $1.13
                                 -----------------------
       Outstanding, December 31,
       1997                            663,399             $1.00    -      $1.81
       Granted                         767,300             $2.00    -      $4.63
       Cancelled                       (87,669)            $1.13    -      $3.75
       Exercised                       (57,531)            $1.00    -      $2.38
                                 -----------------------
       Outstanding, December 31,
       1998                            1,285,499
                                 -----------------------

      The Company applies Accounting Principles Board of Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income for the period ended December 31, 1998 would have been reduced by approximately $541,000 and the Company's net loss for the years ended December 31, 1997 and 1996 would have been increased by $73,000 and $33,000 for each of the two years, respectively.

      Under FASB 123, the fair value of the options granted during 1998 is estimated as approximately $2,258,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 236%, risk-free interest rate of 5.1%, and an expected average life of 6.7 years.

      The following table summarizes information as of December 31, 1998 concerning currently outstanding and exercisable options:

      Options Outstanding                                   Options Exercisable
      --------------------------------------------------------------------------

        Weighted Average                                       Weighted Number

      Range of Average    Number     Remaining                 Number    Average
      Exercise Prices   Outstanding  Contractual   Exercise    Exerc-   Exercise
                                         Life      Price       isable     Price
      ----------------   ----------   --------     ---------  --------  --------
    $1.00-$2.50          931,500         5.2         $1.53    212,200      $1.10
    $2.51-$5.00          354,000         6.4         $3.59        0          n/a


9.    RELATED PARTY TRANSACTIONS

      On October 15, 1997, Company received a promissory note from an individual who subsequently became an officer, director and shareholder of the Company in the amount of $1,930,915 bearing a rate of 5.77%. The note was issued in connection with a Restricted Stock Purchase Agreement of the same date for a total of 2,900,000 shares of the Company's stock (see Note 8 - Note Receivable Issued for Common Stock). The shares were issued at a discounted rate of $0.80 per share based on the restrictions of the agreement. The note called for semi annual installments with the final payment on April 15, 2000. During June 1998, the note and accrued interest were purchased by an outside party at a discount of $44,274, which was recorded as a reeduction of the common stock originally issued.

10.   LICENSE AND DISTRIBUTION AGREEMENT

      During 1990, the Company entered into a license and distribution agreement, as amended through June 25, 1997, with QUALCOMM. Pursuant to the agreement, the Company was appointed QUALCOMM'S exclusive and non-exclusive distributor, in defined territories, of the OmniTRACS satellite-based communications and tracking system (the "System") for marine applications. During 1996, the Company reached certain sales goals and became the exclusive distributor in previously non-exclusive territories. The Company was also appointed provider of message services to the users of the System. In connection therewith, the Company was also granted an exclusive and non-exclusive license to certain software used with the System. QUALCOMM was granted an exclusive perpetual, worldwide, royalty free license to any improvements made by the Company to the System or related software.

      Under the agreement, the Company is required to sell a certain minimum number of systems in order to maintain the exclusivity of its distribution rights. The minimum purchase requirements for each calendar year is to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 systems for calendar year ended December 31, 1997 and increasing by 10% each year thereafter. The Company met this requirement in 1998, 1997 and 1996.

      If QUALCOMM is unable to provide service or elects not to remain in business, they may terminate the agreement with six months' notice and have no further liability. QUALCOMM shall take such steps, which are reasonable and necessary to enable the Company to continue to provide the message services to its existing end users.

      The agreement expires during June 2000 and may be renewed for two additional five-year periods. The agreement is subject to re-negotiation at the end of the option period.

      Sub-service  Provider  Agreement - During 1997, the Company entered into a
      Sub-service Provider Agreement with ALCATEL Qualcomm, a French company, whereby the Company will provide maritime satellite-based communications and tracking of vessels to certain countries in Europe.

11.   SALARY REDUCTION SIMPLIFIED EMPLOYER PLAN (SAR-SEP)

      During September 1996, the Company approved the adoption of a Salary Reduction Simplified Employer Plan (SAR-SEP) allowing eligible employees to contribute savings on a pretax basis effective January 1996. Employees were able to contribute up to 15% of their salary, not to exceed $9,500 annually. A discretionary contribution is determined each year by the Company. In 1998 and 1997, the Company did not elect to contribute to the Plan, and the Plan was terminated in 1998.

12.   GEOGRAPHIC AND BUSINESS SEGMENT INFORMATION

      The Company operates what management believes to be two reportable business segments: Communications and Video Compression. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately based on fundamental differences in their operations.

      The Communications segment consists of the operations of Boatracs, Inc., Boatracs (Europe) B.V. and Oceantracs, Inc., as well as the operations of MED. The Communications segment has exclusive distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communication and tracking systems manufactured by QUALCOMM. In addition, the Company's wholly owned subsidiaries, Boatracs (Europe) B.V. and Oceantracs, Inc. have agreements with QUALCOMM'S authorized service providers in Europe and Canade for marine distribution of OmniTRACS in parts of Europe and Canada. MED is a provider of software applications and service solutions to the commercial work boat and petroleum industries, including customers of Boatracs.

      The Video Compression segment consists of the operations of Enerdyne which the Company acquired in July 1998 (see Note 2 Acquisitions). Enerdyne is a provider of versatile, high performance digital video compression products to the government and commercial markets.

      In 1997 and 1996 there was only one segment, communications.

      Information by industry segment for the year ended December 31, 1998 is set forth below.

                                                   Video
                              Communications    Compression       Consolidated
                             ---------------     ------------     -------------
       Revenues                 $ 7,914,508      $  2,258,812    $  10,173,320
       Income from operations      $186,233          $146,560         $332,793
       Interest revenue             $43,040            $4,383          $47,423
       Interest expense                              $413,335         $413,335
       Depreciation and
       amortization                $272,816          $910,580       $1,183,396
       Total assets             $ 3,844,938       $29,225,548      $33,070,486


      The Company has two foreign subsidiaries: Boatracs (Europe) B.V. and Oceantracs Inc. Boatracs (Europe) B.V. is located in The Netherlands and provides communication services to the European market. Oceantra Inc. provides communication services in Eastern Canada. In addition, Enerdyne has limited foreign sales. The following table presents revenues and long lived assets (excluding goodwill) for each of the geographical areas in which the Company operates:

                       1998                   1997                   1996
                 --------------------    -----------------     -----------------
                                Long-                Long-                 Long-
                               Lived                Lived                  Lived
                 Revenues      Assets   Revenues    Assets     Revenues   Assets
                 --------    --------  ----------   ------    ---------   ------
  United States $9,503,838 $18,087,961 $4,402,055  $159,934  $3,489,868 $100,232
  International    669,482     109,511    845,486    63,929      11,314   20,499

                ----------  ----------  --------  ---------  ---------  --------
     Total     $10,173,320 $18,197,472 $5,247,54   $223,863 $3,501,182  $120,731
                ----------  ----------  --------  ---------  ---------  --------

No  person  has  been  authorized  to
give  any  information  or  to  make  any
representation  in connection  with this
offering other than those  contained in
this Prospectus and, if given or made,
such information or  representation  must
not be  relied  upon as having  been
authorized  by the  Company,  the  Selling
Shareholders or any other
person.  This  Prospectus  does not
constitute  an                                               10,154,865 SHARES
offer to sell or a solicitation  of an offer to buy
any security  other than the securities to which it
relates,  or an offer to or a  solicitation  of any
person in any  jurisdiction  where such an offer or
solicitation   would  be   unlawful.   Neither  the
delivery  of  this  Prospectus  nor any  sale  made
hereunder  shall,  under any  circumstance,  create           BOATRACS, INC.
any  implication  that there has been no change in the
affairs  of the  Company since the date hereof or that
the  information  herein is correct as of any time
subsequent to the date hereof.
                 ------------------
                   TABLE OF CONTENTS
                                                               Common Stock
Page
Available Information                         4
Prospectus Summary                            5
Summary Consolidated Financial
  Information                                 7
Risk Factors                                  8
Use of Proceeds                              16              _____________
Dividend Policy                              16
Selected Financial Data                      18               Prospectus
Management's Discussion and                                  _____________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.  Indemnification of Directors and Officers.

Pursuant to provisions of the California Corporations Code, Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors and officers in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director or officer of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim. The indemnification provided by Article VI is not exclusive of any other rights to which such director or officer seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, with respect to action in his or her official capacity and with respect to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Company's Amended and Restated Articles of Incorporation.

In addition, employment agreements between the Company and certain executive officers of the Company provide that such executive officers shall each be indemnified against all liabilities, damages, costs, expenses, attorneys' fees and claims (each, a "Claim"), and all costs, expenses and attorneys' fees incurred in the defense of any such Claim, arising from certain circumstances relating to such executive officer's employment, except to the extent caused by such executive officer's negligent act, willful misconduct or breach under such agreement. The Company is required to defend at its sole cost any action or proceeding brought against such executive officer by reason of any such Claims upon notice from the executive officer.

Item 24.  Other Expenses of Issuance and Distribution.

     The estimated expenses of this offering are as follows:

                                                          To Be Paid By Company


SEC Registration Fee                                                   $9,603


Blue Sky Qualification Fees and Expenses............................... 2,500
Printing and Engraving Expenses................................. .....    100

Legal Fees and Expenses..............................................  25,000
Accounting Fees and Expenses.........................................  25,000


Transfer Agent and Register Fees.......................................   500


         Total........................................................$62,703


Item 26.  Recent Sales of Unregistered Securities.

During the past three years, the following securities, which were not registered under the Securities Act of 1933, as amended (the "Act"), were issued by the entities indicated:

In June, 1995, the Company issued 179,684 shares of Common Stock to Giles Bateman, a director, upon conversion of Mr. Bateman's promissory note which had been issued by Old BOATRACS in July of 1994.

In October, 1995, the Company issued an aggregate of 1,275,375 shares of Common Stock in a private placement transaction to Giant Trading, Louis Gonda, Norman Kane, Tom Bernard, Norman Sarkin, Zane Feldman, Bank Insinger De Beuford N.V., Clariden Bank and Peter Sieradzki in consideration of $1.58 per share. The Company paid aggregate commissions of $118,000 to Integro Securities B.V. and Shippers Establishment in connection with their services as placement agents in the transaction.

In January, 1996, the Company issued options for the purchase of 50,000 shares of Common Stock to Richard Coates, a consultant, at an exercise price of $1.50 per share.

In  March,   1996,   the  Company  issued  24,600  shares  of  Common  Stock  to
International Project Management, a consultant of the Company, in consideration of services rendered.

In April, 1997, the Company issued a warrant to purchase 30,000 shares of Common Stock to Richard Coates, a consultant of the Company, at an exercise price of $1.50 per share.

In October, 1997, the Company issued 2,900,000 shares of Common Stock to Jon Gilbert, the President, Chief Executive Officer and Director of the Company pursuant to a Restricted Stock Purchase Agreement. The purchase price was $0.80 per share, payable in cash and by promissory note. The note was secured by a pledge of 2,416,645 shares of Common Stock and the note was repaid in June, 1998.
See "Management -- Executive Compensation" and "Certain Transactions."


In December, 1997, the Company issued 300,000 shares of common stock to BOATRACS Gulfport in connection with the purchase of certain assets and liabilities of that company. Pursuant to an amendment to the agreement, in December 1998 the shares were reduced to 240,000. See "Business - Purchase of BOATRACS Gulfport".


In March, 1998, the Company issued warrants to purchase 10,000 shares of Common Stock at $2.44 per share to each of Giles Bateman and Mitchell Lynn, both directors of the Company. The warrants are exercisable until March, 2005.

In April and May, 1998, the Company issued 25,000 shares to Torrey Pines Securities in connection with a Warrant to Purchase Common
Stock at $1.50 per share.

On July 7, 1998, the Company acquired Enerdyne for $22.6 million in a combination of cash, stock and notes. A total of 3,000,000 shares were issued, 2,930,700 of which to the former shareholders of Enerdyne and the remainder to the financial advisors.

On June 24, 1998, the Company issued a warrant to purchase 25,000 shares of common stock at $4.44 per share to Sol Price in connection with a purchase of a promissory note from a director and an officer of the Company.


Effective July 1, 1998, the Company agreed to issue 5,000 shares of Common Stock valued at $4.75 per share in connection with the acquisition of the assets of Oceantracs Ltd.


With regard to the transactions described above, unless otherwise noted, it is believed that such transactions are exempt from registration under the Act pursuant to Section 4(2) thereof or Regulation D promulgated thereunder. Unless otherwise noted, no underwriters were involved, nor was any commission or fee paid by the Company in connection with any of the transactions described above.

Item 27.  Exhibits.

See Exhibit Index.

Item 28.  Undertakings

         (1) The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to  reflect  in the  prospectus  any  facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) to include any additional or changed material information on the plan of distribution.

                (b) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                (c) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 26th day of April, 1999.


                                 BOATRACS, INC.



                              By:  /S/ MICHAEL SILVERMAN
                                   Michael Silverman, Chairman

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



    /S/ MICHAEL SILVERMAN          Chairman of the Board         April 26, 1999
        Michael Silverman


    /S/ JON S. GILBERT              President and Chief          April 26, 1999
        Jon S. Gilbert              Executive Officer


    /S/ JOHN O'BRYANT               Chief Financial Officer      April 26, 1999
        John O'Bryant               and Chief Accounting
                                    Officer

    /S/ GILES BATEMAN               Director                     April 26, 1999
        Giles Bateman


    /S/ LUIS MAIZEL                 Director                    April 26, 1999
        Luis Maizel


    /S/ MITCHELL LYNN               Director                    April 26, 1999
        Mitchell Lynn


    /S/ SCOTT BODEN                 Director                    April 26, 1999
        Scott Boden

>

   EXHIBIT INDEX

   Exhibits   Description


   2          Plan of Reorganization by Merger (1)
   3.1        Amended and Restated Articles of Incorporation (1)
   3.2        Amended and Restated Bylaws (1)
   3.3        Amendment of the Bylaws, Article III, Section 2 (7)
   4.1        Form of the Company's Common Stock Certificate (2)
   10.1*      License and Distribution Agreement dated June 13, 1990,
              by and between QUALCOMM and the Company, as amended (3)
   10.2*      License Agreement dated March 31, 1995, between the
              Company and QUALCOMM (2)
   10.3       Employment Agreement--Michael Silverman (2)
   10.7       Addendum to Stock Issuance/Employment Agreement
              between the Company and Annette Friskopp dated July 1, 1995 (4)
   10.8*      Agreement entered into between BOATRACS, Inc. and Oceantrac
              Systems
              Limited and Oceantrac Incorporated, effective September 1996 (6)
   10.9       BOATRACS, Inc. Amended 1996 Stock Option Plan (8)
   10.10      Restricted Stock Purchase Agreement between Boatracs, Inc. and
              Jon Gilbert dated October 15, 1997 (9)
   10.11      Pledge Agreement between Boatracs, Inc. and Jon Gilbert dated
              October 15, 1997 (9)
   10.12      Promissory Note between Boatracs, Inc. and Jon Gilbert dated
              October 15, 1997 (9)
   10.13      Employment Agreement between Boatracs, Inc. and Charles Drobny,
              Jr. effective    November 1, 1997. (10)
   10.14      Agreement and Plan of  Reorganization  dated July 7, 1998 by and between Boatracs,  Inc.,  Enerdyne  Technologies,  Inc.,
              Boatracs Acquisition, Inc., Scott T. Boden and Irene Shinsato (11)
   10.15      Employment Agreement dated July 7, 1998 between Scott T. Boden and Enerdyne Technologies, Inc. (11)
   10.16      Option Agreement dated July 7, 1998 between Scott T. Boden and
              Boatracs, Inc. (13)
   10.17      Employment Agreement dated July 7, 1998 between Irene Shinsato and Enerdyne Technologies, Inc. (11)
   10.18      Option Agreement dated July 7, 1998 between Irene Shinsato and Boatracs, Inc. (13)
   10.19      Financial Statements of Enerdyne Technologies, Inc. (12)
   10.20      First Amendment to Agreement and Plan of Reorganization  between
              Boatracs,  Inc, Boatracs  Acquisition,  Inc.,  Enerdyne
              Technologies, Inc., Scott T. Boden, Irene Shinsato, Jon Gilbert
              and Michael Silverman (13)
   10.21      Financial Statements of Med Associates, Inc. (14)
   10.22      Loan Agreement effective December 29, 1998 between Boatracs,
              Inc. and Enerdyne
              (Borrower) and First National Bank (Lender) (15)
   10.23      Promissory  Note in the amount of $4,250,000  dated December
              29, 1998,  between  Boatracs,  Inc.: ET. AL.  (Borrower) and
              First National Bank (Lender) (15)
   10.24      Promissory Note in the amount of $750,000 dated December 29, 1998 between  Boatracs,  Inc.: ET. AL.  (Borrower) and First
              National Bank (Lender) (15)
   10.25      Commercial Pledge and Security Agreement between Boatracs,
              Inc.:ET. AL. (Borrower),  Boatracs,  Inc. (Grantor) and First
              National Bank (Lender) (15)
   10.26 Commercial Security Agreement between Boatracs, Inc.: ET. AL. (Borrower), Enerdyne Technologies, Inc. (Grantor) and
              First National Bank (Lender) (15)
   10.27      Commercial  Security Agreement between Boatracs,  Inc.: ET.AL.
              Borrower),  Boatracs,  Inc. (Grantor) and First National
              Bank (Lender) (15)
   10.28      Commercial  Security  Agreement  between  Boatracs,  Inc.:  ET.
              AL.  (Borrower),  Boatracs  (Europe) B.V. and  Oceantracs
              Incorporated (Grantor) and First National Bank (Lender) (15)
   10.29      Collateral  Assignment,  Patent Mortgage and Security Agreement as
              of December  29,  1998  between  Enerdyne  Technologies,  Inc.,  a
              California  corporation  (Grantor)  and  First  National  Bank,  a national banking association (Grantee) (15)
   10.30      Boatracs, Inc. 1996 Stock Option Plan (as amended March 24, 1997 and March 20, 1998) (16)
   11   Statement regarding  computation of net loss per share (filed herewith)
   21   Subsidiaries of the Registrant  (filed  herewith)
   23.1 Independent  Auditors consent (filed herewith)
   ---------------------------

   (1) Incorporated by reference to the exhibit of the same number to the Company's Current Report on Form 8-K dated January 12, 1995.
   (2) Incorporated by reference to the exhibit of the same number to the Company's Form S-1, SEC File No. 33-91284, filed with the SEC on May
        4, 1995.
   (3)  Incorporated by reference to the exhibit of the same number to the
        Company's   Amendment  No.  3 to Form  S-1,  SEC  File  No.
        33-91284, filed with the SEC on July 6,  1995.
   (4) Incorporated by reference to the exhibit of the same number to the Company's Form S-1, SEC file No. 33-98810 filed with the SEC on October 31, 1995.
   (5) Incorporated by reference to the exhibit of the same number to the Company's Form 10-K filed with the SEC on March 1996.
   (6) Incorporated by reference to the exhibit of the same number to the Company's Form 10-QSB filed with the SEC November 1996.
   (7) Incorporated by reference to the Company's Form 10-QSB filed with the SEC in May, 1996.
   (8) Incorporated by reference to the Company's Form S-8 filed with the SEC on June 20, 1997.
   (9) Incorporate by reference to the company's Form 10-QSB filed with the SEC on 11/14/97.
  (10) Incorporated by reference to the Company's Form 8-KA filed with the SEC on March 31, 1998.
  (11) Incorporated by reference to the Company's Form 8-K filed with the SEC on July 21, 1998.
  (12)  Incorporated by reference to the Company's Form 8-K/A, Amendment No.
        1, filed with the SEC on August 14, 1998.
  (13)  Incorporated by reference to the Company's Form 8-K/A, Amendment No.
        2, filed with the SEC on November 18, 1998.
  (14) Incorporated by reference to the Company's Form 8-K/1, Amendment No. 1, filed with the SEC on March 31, 1998.
  (15) Incorporated by reference to the Company's Form 10K-SB for the year ended December 31, 1998 filed with the SEC on March 30, 1999
  (16) Incorporated by reference to the Company's definitive Proxy Statement filed with the SEC on April 1,1999.
   *Confidential treatment requested